Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CORPORATE OFFICE PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

To:	Our Shareholders
From:	Randall M. Griffin
Subject:	Invitation to the Corporate Office Properties Trust 2011 Annual Meeting of Shareholders

        You are cordially invited to attend our 2011 Annual Meeting of Shareholders to be held on May 12, 2011 at 9:30 a.m. at our corporate headquarters, which is located at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046.

        At this year's meeting, you will be asked to vote on the election of ten members of our Board of Trustees; approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for this meeting; approval, on a non-binding, advisory basis, of how frequently we will submit non-binding, advisory votes on executive compensation to our shareholders in the future; and the ratification of PricewaterhouseCoopers LLP's appointment as our independent registered public accounting firm for the current fiscal year. The notice of annual meeting and proxy statement accompanying this letter contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy.

        In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2010 and other recent developments. You will have the opportunity at this meeting to ask questions and make comments.

        We have elected to utilize the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders via the Internet. We believe that these rules will allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our annual meeting.

        I hope to see you at the meeting.

Randall M. Griffin Chief Executive Officer

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

March 30, 2011

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 12, 2011
Time:	9:30 a.m.
Place:	Corporate Office Properties Trust 6711 Columbia Gateway Drive Suite 300 Columbia, Maryland 21046

        We will hold our 2011 Annual Meeting of Shareholders on May 12, 2011 at 9:30 a.m. at our corporate headquarters. During the Annual Meeting, we will consider and take action on proposals to:

  1.
  Elect ten Trustees;

  2.
  Approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement to this meeting;

  3.
  Approve, on a non-binding, advisory basis, how frequently we will submit non-binding, advisory votes on executive compensation to our shareholders in the future;

  4.
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

  5.
  Transact any other business properly brought before the Annual Meeting.

        You may vote on these proposals if you were a shareholder of record at the close of business on March 15, 2011.

By order of the Board of Trustees,

Karen M. Singer Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

        This proxy is being used to permit all holders of the common shares of beneficial interest ("common shares") of Corporate Office Properties Trust (the "Company") to vote since many may be unable to attend the 2011 Annual Meeting of Shareholders (the "Annual Meeting") in person. Our Board of Trustees (the "Board") encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. We will begin distribution and electronic availability of this proxy statement and proxy card on or about March 30, 2011.

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing our proxy materials (proxy statement for Annual Meeting, proxy card, 2010 Annual Report on Form 10-K and 2010 Annual Report to Shareholders) by providing access to these materials on the Internet. Our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge.

        A Notice of Meeting and Internet Availability of Proxy Materials ("Notice of Internet Availability") will be mailed to our shareholders on or about March 30, 2011. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the shareholder elects to terminate it.

        Corporate Office Properties Trust's mailing address is 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046. Corporate Office Properties Trust's Internet address is www.copt.com. The information on our Internet site is not part of this proxy statement.

General Information

What will shareholders be voting on at the Annual Meeting?

  1.
  The election of Trustees.

  2.
  The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

  3.
  The approval, on a non-binding, advisory basis, of how frequently we will submit non-binding, advisory votes on executive compensation to our shareholders in the future.

  4.
  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

  5.
  Any other business that properly comes before the Annual Meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

        Common shareholders of record at the close of business on March 15, 2011 may vote at the Annual Meeting. Each share has one vote. There were 67,089,552 common shares outstanding on March 15, 2011.

How do I vote?

        You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Annual Meeting in person, we send the Notice of Internet Availability and, if requested, proxy cards to enable all of our shareholders to vote.

What is a proxy?

        A proxy is a person you appoint to vote on your behalf. If you vote by Internet, telephone or proxy card, your shares will be voted by the identified proxies.

        You can vote in one of three ways:

  1.
  By Internet.    To vote using the Internet, go to the website listed on your Notice of Internet Availability or proxy card. You will need to follow these instructions and the website.

  2.
  By telephone.    To vote by telephone, call the toll free number listed on your Notice of Internet Availability or proxy card. You will need to follow these instructions and the prompts from the telephone voting system.

  3.
  By mail.    If you requested printed proxy materials and wish to vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided.

        If you vote by Internet or telephone, you should not return your proxy card.

        If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How will my proxies vote my shares?

        Your proxies will vote according to your voting instructions. If you provide voting instructions but the instructions you provide do not indicate your vote on business matters, your proxies will vote as follows:

  •
  "FOR" each of the nominees for Trustee listed in Proposal 1;

  •
  "FOR" approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement;

  •
  "1 YEAR" with respect to the vote, on a non-binding, advisory basis, of how frequently we will submit non-binding, advisory votes on executive compensation to our shareholders in the future; and

  •
  "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

        We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

        You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

  •
  Notifying our Senior Vice President, General Counsel and Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

  •
  Executing a later dated proxy card;

  •
  If previous instructions were given through the Internet or by telephone, by providing new instructions by the same means; or

  •
  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

        An officer of Corporate Office Properties Trust will act as the inspector of election and will count the votes.

What constitutes a quorum?

        As of March 15, 2011, Corporate Office Properties Trust had 67,089,552 common shares outstanding. A majority of the outstanding shares present or represented by proxy constitutes a quorum. If you complete the voting process by Internet or telephone or sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you abstain or otherwise withhold your vote. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 15, 2011 until a quorum is present.

What vote is required to elect Trustees?

        Trustees are elected by a plurality of the votes, which means that the nominees with the most votes in favor are elected.

What vote is required on other matters?

        In general, a majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company's Declaration of Trust. With respect to Proposals 2, 3 and 4 to be voted on at the Annual Meeting, a majority of the votes cast on each of the proposals will be required to approve each of the proposals. With respect to Proposal 3, because there are three alternatives, it is possible that none of the three alternatives will receive a majority of the votes cast. However, shareholders will still be able to communicate their preference with respect to this vote by choosing from among these three alternatives. See "How Will My Vote Be Counted" for more detail on the treatment of abstentions and "broker non-votes" on Proposals 2, 3 and 4.

What is a broker non-vote?

        A "broker non-vote" occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How will my vote be counted?

        With respect to Proposal 1, the election of Trustees, votes may be cast in favor of or withheld from each nominee. Because Trustees are elected by a plurality of the votes, abstentions and broker non-votes will have no effect on the outcome of the vote on election of Trustees.

        With respect to each of Proposals 2, 3 and 4, you may abstain, and your abstention will have no effect on the outcome of the vote, because no vote will have been cast with respect to your shares. Broker non-votes will have no effect on the outcome of Proposals 2, 3 and 4, because no vote will have been cast with respect to your shares.

What percentage of our common shares do the Trustees and executive officers own?

        Our Trustees and executive officers owned 1.6% of our outstanding common shares as of March 15, 2011. Our Trustees and executive officers beneficially owned in the aggregate approximately 7.2% of our common shares as of March 15, 2011 (see the discussion under the heading "Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners" for more details).

Who is soliciting my proxy, how is it being solicited and who pays the cost?

        Our Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Wells Fargo Bank, N.A., our transfer agent, will be assisting us for a fee of approximately $3,000, plus out-of-pocket expenses. We have also retained the services of Georgeson Inc. to assist us in soliciting proxies for a fee of approximately $16,000. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 12, 2011

        The proxy materials are available at www.copt.com under "Investor Relations," under the subheading "Annual Meeting and Proxy Materials."

When are shareholder proposals and Trustee nominations for our 2012 Annual Meeting due?

        In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2012 Annual Meeting must be given no earlier than February 12, 2012 and no later than March 13, 2012. These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement for the 2012 Annual Meeting (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at that meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2012 Annual Meeting due?

        Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2012 Annual Meeting must be submitted in writing by December 1, 2011. In addition, shareholders may wish to have a proposal presented at the 2012 Annual Meeting but not to have such proposal included in the proxy statement for the 2012 Annual Meeting. Pursuant to our bylaws, notice of any such proposal must be received by us between February 12, 2012 and March 13, 2012. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

        Any shareholder proposals must be submitted to Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can interested parties send communications to the Board?

        Any interested parties who wish to communicate with the members of our Board may communicate with the independent Trustees or the chairperson of any of the committees of the Board by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or, for communications intended for the independent Trustees as a group, to the Independent Trustees. In each case, the communication should be sent care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

        All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate Trustee or Trustees. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can interested parties obtain information regarding our Corporate Governance Guidelines?

        Our Board has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices. These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." Our Internet website address is www.copt.com. Our Corporate Governance Guidelines are also available in print to any shareholder upon request. To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

Proposal 1—Election of Trustees

        Our By-laws provide for the annual election of Trustees at the Annual Meeting of Shareholders. Our Board, at the recommendation of its Nominating and Corporate Governance Committee, has nominated the Trustees set forth below for re-election at the Annual Meeting. Each nominee has agreed to serve a one-year term. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of Trustees or designate a substitute. In the latter event, shares represented by proxies will be voted for a substitute nominee. The term of Mr. Kenneth S. Sweet, Jr., a member of our Board since October 1997, expires on May 12, 2011 at the Annual Meeting, and he will not be standing for re-election. In addition, Mr. Douglas M. Firstenberg served as a member of our Board of Trustees from February 2007 until his resignation on June 18, 2010.

        The following biographies set forth certain information with respect to the nominees for election as Trustees, all of whom currently serve as Trustees. These descriptions include, in the second paragraph of each, the specific experience, qualifications, attributes and skills that led the Board to nominate each of them for re-election.

        Jay H. Shidler, 64, has been Chairman of our Board since October 1997. Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm. Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. He has founded, and been the initial investor in, numerous public and private companies, including the following three other public real estate investment trusts: TriNet Corporate Realty Trust, Inc. (formerly New York Stock Exchange ("NYSE"): TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), for which he served as Chairman of the Board of Directors from 1993 through January 2009 and served as Director through May 2010; and Pacific Office Properties Trust, Inc. (NYSE: PCE), for which he serves as Chairman of the Board of Directors. From 1998 through 2005, Mr. Shidler also served as a Director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler is a founder.

        Mr. Shidler's extensive experience in owning and managing various types of commercial real estate properties as well as his service as founder and chairman of multiple private and publicly-traded companies, contributes to his leadership of our Board, in evaluating real estate investment and capital initiatives and corporate governance matters.

        Clay W. Hamlin, III, 66, has been a member of our Board since October 1997 and was appointed Vice Chairman effective April 1, 2005. Mr. Hamlin has been active in the real estate business for over 35 years. He is a Managing Partner of The Shidler Group and founder, President and Chief Executive Officer of LBCW Investments, a privately held alternative investments partnership, and a Managing Partner of Alliance Partners, LLC, a private real estate investment and operating entity. He was our Chief Executive Officer from October 1997 until his retirement on April 1, 2005. From May 1989 until joining us, Mr. Hamlin was the Managing Partner of The Shidler Group's Mid-Atlantic region, where he supervised the acquisition, management and leasing of over four million square feet of office and industrial property. Mr. Hamlin is a founding shareholder of First Industrial Realty Trust, Inc. and serves as a Director of Pacific Office Properties Trust, Inc. and the Hamlin Family Foundation. He is also Vice Chairman of the Board of Trustees for the Athletics Overseers Board of the University of Pennsylvania. Mr. Hamlin received an MBA in accounting and finance from The Wharton School, University of Pennsylvania and a Juris Doctor degree from Temple University, and previously practiced as a Certified Public Accountant and as a corporate, tax and real estate lawyer.

        Mr. Hamlin's lengthy real estate career, as our former Chief Executive Officer and in his extensive private company roles, as well as his extensive experience in personal investment and finance activities, facilitate his valuable insight and perspective into our investment opportunities and operating and financial matters. In addition, Mr. Hamlin's extensive civic involvement is an asset to managing effective Board relationships.

        Thomas F. Brady, 61, has been a member of our Board since January 2002. Mr. Brady has nearly 40 years of business experience and serves on the Advisory Board of OPOWER, Inc., an energy efficiency and smart grid software provider. He is the former Chairman of the Board of Directors of Baltimore Gas & Electric Company ("BGE") and Executive Vice President—Corporate Strategy at Constellation Energy Group ("CEG") (NYSE: CEG), a position he assumed in 1999. CEG is a publicly-traded supplier of energy products in the United States and parent company of BGE. BGE is an electric and gas utility serving customers in central Maryland. While serving in these positions, Mr. Brady had experience in strategic planning and merger, acquisition and disposition activities. Prior to 1999, Mr. Brady held various positions at BGE, including Vice President and Chief Accounting Officer. Mr. Brady continues to serve on the Board of Directors of BGE. He currently serves as a Trustee and Treasurer of the Board of Stevenson University. Mr. Brady served as Chairman of the Maryland Public Broadcasting Commission and Maryland Public Television from 2003 to 2007 and also served on the Board of Directors of the Maryland Chamber of Commerce through 2010. Mr. Brady received an MBA in finance from Loyola University Maryland and was certified as a Certified Public Accountant.

        Mr. Brady's long career in key financial and strategic executive positions at a substantial public company qualifies him to assess our strategic initiatives both qualitatively and quantitatively, particularly in the areas of compensation and corporate governance. Mr. Brady's utility operations experience and continuous significant civic involvements also complement and enhance the perspectives which he brings to his role as a trustee.

        Robert L. Denton, 58, has been a member of our Board since May 1999. Mr. Denton's background includes significant real estate and finance experience. He joined The Shidler Group in 1994, currently serving as Managing Partner in its New York office, and is responsible for the implementation of The Shidler Group's new investment vehicles. From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment-banking firm that he co-founded. Mr. Denton serves on the Board of Directors of Pacific Office Properties Trust, Inc. Mr. Denton received an MBA from The Wharton School, University of Pennsylvania.

        Mr. Denton's lengthy real estate and financial career, including as a senior executive in a significant private real estate investment and acquisition company, enables Mr. Denton to provide meaningful insight into our strategic initiatives, with specific focus on review and analysis of our proposed investment and development initiatives.

        Randall M. Griffin, 66, has been a member of our Board since February 2005 and is our Chief Executive Officer. Mr. Griffin's background includes over 37 years of experience in real estate. He served as our President and Chief Executive Officer from April 2005 until September 2010 and served as our President and Chief Operating Officer from September 1998 through March 2005. From June 1993 until September 1998, Mr. Griffin served as President of Constellation Real Estate Group, Inc. and Constellation Real Estate, Inc., both of which were wholly-owned subsidiaries of CEG. From 1990 through March 1993, Mr. Griffin worked as Vice President-Development for EuroDisney Development in Paris, France. From 1976 to 1990, Mr. Griffin worked for Linclay Corporation, a St. Louis-based real estate development, management and investment company, most recently as Executive Vice President and Chief Operating Officer. He serves on the Board of Directors of the Board of Governors of The National Aquarium in Baltimore and on its Executive Committee and on the Boards of Directors of the National Aquarium Society in Washington, DC, the Center for Aquatic Life and Conservation and the National Aquarium Conservation Center. He also serves as a Director on the Board of The KEYW Holding Corporation and on the Boards of the Maryland Business Roundtable for Education, the BWI Business Partnership and the Maryland Public Arts Commission. In addition, he serves as Chair of the Maryland 9/11 Memorial Advisory Committee and on the Board of Trustees of the Greater Washington Initiative, the Board of Governors of the National Association of Real Estate Investment Trusts and the

Board of Visitors of the University of Maryland, Baltimore County. Mr. Griffin received an MBA from the Harvard Business School.

        As a seasoned real estate professional, with expertise in both private and public companies, spanning various property types and geographic regions, Mr. Griffin is highly qualified to serve as a valued member of our Board. His role as Chief Executive Officer affords him an opportunity to be a key liaison between the Board and management. Mr. Griffin's acumen at cultivating long-term customer relationships and active community involvement are also great assets to the Board.

        U.S. Rear Admiral (Ret.) Elizabeth A. Hight, 57, has been a member of our Board since February 2011. From October 2010, RADM Hight has served as Vice President of the Hewlett-Packard Company's ("HP") Enterprise Services U.S. Public Sector Cybersecurity Practice. From January 2010 to October 2010, she served as Vice President of HP's U.S. Public Sector DoD Command and Control Infrastructure. From July 2008 until December 2008, RADM Hight served as the acting Director of the Defense Information Systems Agency ("DISA") and Commander of the Joint Task Force-Global Network Operations ("JTF GNO"). She also served as DISA's Vice Director from April 2007 until her retirement in October 2009 and Principal Director for Operations and Deputy Commander, JTF GNO from 2005 to 2007. In her DISA role, she was responsible for providing global command, control, communications and computer support to the nation's warfighters and in her JTF GNO role, she was responsible to U.S. Strategic Command for directing the operation and defense of the Global Information Grid. RADM Hight joined the Navy in March 1977. Throughout her career in the Navy, she served in numerous roles including program sponsor for the UHF Satellite Communications Program on the Chief of Naval Operations staff, Assistant Program Manager for the UHF Follow-on communications satellite program, Commanding Officer, Fleet Surveillance Support Command and Commanding Officer, Navy Computer and Telecommunications Area Master Station Atlantic. RADM Hight has a Master's in telecommunications systems from the Naval Postgraduate School and a Master's in information systems from The George Washington University.

        As a result of her lengthy Navy career spanning various substantive areas that complement our strategy and her subsequent transition to the private sector, RADM Hight is qualified to contribute significantly to our strategic objectives. She is also qualified to assist in evaluating potential data and cyber security initiatives resulting from the strategy.

        David M. Jacobstein, 64, has been a member of our Board since August 2009. Mr. Jacobstein's background includes over 20 years of executive-level experience in real estate. Since September 2010, Mr. Jacobstein has been a Managing Director of Crown Advisors, Inc., an executive search firm serving the real estate and financial services industries. Mr. Jacobstein served as senior advisor to the real estate practice of Deloitte LLP from June 2007 through June 2009, where his responsibilities included client development, strategic planning and thought leadership addressing key industry and market trends. From 1999 to May 2007, he served as President and Chief Operating Officer of Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust, and also served on its Board of Trustees from 2000 to 2004. From 1986 to 1999, he served as Vice Chairman and Chief Operating Officer of Wilmorite, Inc., an owner, developer and manager of regional shopping malls. Mr. Jacobstein began his career as a corporate and securities lawyer. Mr. Jacobstein is a member of the Advisory Board for The Marcus and Millichap Company. He received a Juris Doctor degree from The George Washington University Law Center.

        Mr. Jacobstein's experience as a senior executive and board member of a publicly traded REIT enables him to provide insight in a variety of areas affecting our operational and strategic functions, including with respect to proposed real estate investments, corporate level investments and corporate governance. In addition, his background as a securities lawyer is valuable to our Board in its assessment of legal matters.

        Steven D. Kesler, 59, has been a member of our Board since September 1998. Since 2006, Mr. Kesler has served as Chief Financial Officer for CRP (Chesapeake Realty Partners) Operations, LLC, a private company that is actively engaged in the development of residential land and the construction and operation of commercial properties and residential rental communities. He served as a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues, from 2005 to 2006. Mr. Kesler also served as the Chief Executive Officer and/or President of Constellation Investments, Inc. from 1988 and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of CEG. In these roles, Mr. Kesler managed a corporate investment entity, CEG's pension plan and nuclear decommissioning trust and a portfolio of real estate assets, including assisted living facilities. Mr. Kesler previously served as a Director on the Boards of Atapco, Inc., a private real estate and investment company, and Ace Guaranty Corporation, a financial guaranty subsidiary of Ace, Limited, a public company. Mr. Kesler received an MBA in finance from The Wharton School, University of Pennsylvania and previously practiced as a Certified Public Accountant.

        Mr. Kesler's executive positions at both private and public real estate companies as well as his Board service on both private and public companies adds to the value of his contributions to our Board for both investment and financial oversight.

        Richard Szafranski, 63, has been a member of our Board since August 2009. His background includes over 40 years in national security experience and expertise in pay for performance, strategic planning, scenario planning, market assessments and business development. He is a partner in Toffler Associates, a strategy and management consulting firm, at which he provides consulting services for senior executives in U.S. Government agencies, including the U.S. intelligence community, and commercial firms in the global defense, communications and aerospace sectors. He retired from active service in the United States Air Force as a colonel in 1996. Mr. Szafranski served on the Board of Directors for Ceridian Corporation from 2006 to 2007 and SBS Technologies, Inc from 2002 to 2005. He has a Master of Arts in Human Resources Management from Central Michigan University and has completed executive education on corporate governance at the Harvard Business School.

        Mr. Szafranski's extensive background in matters of national security positions him to contribute significantly to our core strategic initiatives. In addition, Mr. Szafranski's past board service and current consulting services create a strong foundation for him to assess corporate governance initiatives and compensation matters.

        Kenneth D. Wethe, 69, has been a member of our Board since January 1990. Mr. Wethe has over 30 years of experience in the group insurance and employee benefits area. Since 1988, he has been the owner and principal officer of Wethe & Associates, a Dallas-based firm providing independent risk management, insurance and employee benefit services to school districts and governmental agencies. Mr. Wethe serves as Chairman of the Board of Directors of the Enterprise Education Foundation. Mr. Wethe received an MBA from Pepperdine University and is a Certified Public Accountant.

        Mr. Wethe's financial literacy and business endeavors are valuable to the Board in its efforts to monitor and evaluate financial matters, assess and oversee enterprise risk and to evaluate particular real estate and corporate initiatives.

  The Board recommends a vote "FOR" each of the nominees listed in Proposal 1.

Our Board of Trustees

How do we determine whether our Trustees are independent?

        We believe that in order for our Board to effectively serve in its capacity, it is important, and the NYSE mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the NYSE. Therefore, we require that a substantial majority of the Board be independent, as so defined. No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The following per se exclusions apply to the determination of Trustee independence: a Trustee will not be deemed independent until three years after the end of any of the following relationships or situations: (1) the Trustee is employed by the Company or a member of his/her immediate family is an executive officer of the Company; (2) the Trustee or a member of his/her immediate family receives, in any year, more than $120,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); (3) the Trustee is employed by or affiliated with the Company's present or former internal auditors or outside independent registered public accounting firm serving as the Company's auditors, or a member of the Trustee's immediate family is a current partner of such auditors or firm, is a current employee of such auditors or such firm and personally works on the Company's audit, or was within the past three years a partner or employee of such auditors or firm and personally worked on the Company's audit during that time; (4) the Trustee or a member of his/her immediate family is employed as an executive officer of another entity of which any of the Company's then-current executive officers serves on that other entity's compensation committee; (5) the Trustee is an employee, or a member of his/her immediate family is an executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, or (6) the Trustee is an executive officer or compensated employee, or an immediate family member of the Trustee is an executive officer, of a charitable organization to whom we make donations in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization's donations. In determining Trustee independence, the Board also considered the ownership by Mr. Shidler, Mr. Hamlin and Mr. Denton of a land parcel adjacent to land owned by the Company, and the potential development of all of the land under a common development plan, in its analyses of the independence of these Trustees.

Are our Trustees independent of Corporate Office Properties Trust?

        The Board has determined that each of our Trustees meet the independence guidelines described above except for Randall M. Griffin, our current Chief Executive Officer, and Clay W. Hamlin, III, our Vice Chairman of the Board and former Chief Executive Officer, who, through March 31, 2008, received compensation from the Company under his consulting agreement with the Company entered into upon his retirement.

What is the leadership structure of our Board of Trustees?

        Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of the Company's shareholders. Our current leadership structure is comprised of an independent Chairman of the Board separate from the Chief Executive Officer. Among other things, the Board believes that having an independent Chairman enhances the ability of non-management Trustees to raise issues and concerns for Board consideration without immediately involving management and has determined that this structure is the most appropriate structure at this time.

        Under our Bylaws, the Chairman of the Board shall preside over the meetings of the Board and of the shareholders at which he or she shall be present and shall in general oversee all of the business and affairs of the Company. In the absence of the Chairman, the Vice Chairman of the Board shall preside at such meetings at which he or she shall be present. In the absence of both the Chairman and Vice Chairman, the Chief Executive Officer shall preside over the meetings of the Trustees and of the shareholders at which he shall be present. The Chairman and the Vice Chairman shall perform such other duties as may be assigned by the Trustees. The Chief Executive Officer shall have responsibility for implementation of the policies of the Company, as determined by the Board, and for the administration of the business affairs of the Company.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board and annual meetings of shareholders?

        The Board holds a minimum of four regularly scheduled meetings per year, including the annual meetings of the Board held in conjunction with our annual meetings of shareholders. Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance. Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board in advance of such meeting. If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes. A Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting.

        Trustees are expected to be present at our annual meetings of shareholders. All of our Trustees attended the 2010 Annual Meeting of Shareholders.

What is our policy regarding meetings of non-management Trustees?

        The non-management Trustees meet in executive session at least annually without management. The Chairman of the Board presides at the executive sessions. The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

  •
  Employee Trustees receive no compensation, other than their normal salary, for serving on the Board or its committees.

  •
  Non-employee Trustees received the following:

  •
  Fees, paid in cash, set forth below:

Annual Trustee fee	$60,000
Annual Chairman of Board fee	30,000
Annual committee chairman fee
Audit	10,000
Compensation	8,500
Investment	7,000
Nominating and Corporate Governance	5,000
Annual committee fees
Audit	10,000
Compensation	8,500
Investment	7,000
Nominating and Corporate Governance	5,000
Fee for each Board meeting attended after first 12 per calendar year	1,500
    •
    Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and

    •
    Annual grants of 2,000 restricted shares. These shares vest one year from the date of grant. Recipients of restricted shares are entitled to receive dividends on such shares and can cast votes for such shares prior to shares vesting.

        The table below sets forth the total amounts of compensation earned by our non-employee Trustees during 2010.

Name of Trustee	Fees Earned (Paid in Cash)(1)	Restricted Share Awards(2)	Total
Thomas F. Brady	$82,000	$82,560	$164,560
Robert L. Denton	80,000	82,560	162,560
Douglas M. Firstenberg	37,751	—	37,751
Clay W. Hamlin, III	67,000	82,560	149,560
David M. Jacobstein	77,000	82,560	159,560
Steven D. Kesler	77,000	82,560	159,560
Jay H. Shidler	102,000	82,560	184,560
Kenneth S. Sweet, Jr.	75,500	82,560	158,060
Richard Szafranski	73,500	82,560	156,060
Kenneth D. Wethe	87,000	82,560	169,560

(1)
This column reports the amount of cash compensation earned in 2010 for Board and committee service.

(2)
Represents the grant date fair value of restricted shares awarded to the Trustees in 2010. The weighted average grant-date fair value of restricted shares granted to the non-employee trustees in 2010 was $41.28 per share. Mr. Firstenberg was also awarded restricted shares with a grant date fair value of $82,560 in 2010 that were forfeited upon his resignation from the Board. At December 31, 2010, the aggregate numbers of outstanding options held by non-employee Trustees were: Mr. Brady: 40,000 options; Mr. Denton: 20,000 options; Mr. Firstenberg: 15,000 options; Mr. Hamlin: 25,000 options; Mr. Jacobstein: 5,000 options; Mr. Kesler: 45,000 options; Mr. Shidler: 20,000 options; Mr. Sweet: 15,000 options; Mr. Szafranski: 5,000; and Mr. Wethe: 15,000 options. See Notes 2 and 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for additional information regarding share-based compensation, including assumptions made in determining values for the options and restricted shares.

What are the current committees of our Board?

        The Board currently has four committees: (1) the Audit Committee; (2) the Nominating and Corporate Governance Committee; (3) the Compensation Committee; and (4) the Investment Committee. Descriptions of these committees are set forth below:

  •
  The Audit Committee oversees the following:

  •
  the integrity of the Company's financial statements and other financial information provided by the Company to its shareholders and the investment community;

  •
  the Company's compliance with legal and regulatory requirements and ethical behavior;

  •
  the retention of the Company's independent registered public accounting firm, including oversight of their performance, qualifications and independence, and approval of audit and non-audit services;

  •
  the Company's accounting and financial reporting processes, internal control systems and internal audit function; and

  •
  the Company's risk management activities.

    The Committee also provides an avenue for communication among the Company's independent registered public accounting firm, internal auditors, management and the Board.

  •
  The Compensation Committee's primary responsibilities are set forth below:

  •
  to establish and periodically review the Company's compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees and to make recommendations to the Board with respect to such compensation;

  •
  to establish compensation arrangements and incentive goals (Company financial measures, business metrics and individual goals) for executive officers and to administer such compensation plans and programs;

  •
  to review the performance of executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;

  •
  to review and consider risks relating to the Company's compensation policies;

  •
  to review compensation arrangements for trustees and make appropriate recommendations to the Board for approval; and

  •
  to review and monitor management development and succession plans and activities.

  •
  The Investment Committee approves all of our acquisitions, dispositions, development projects, financings, joint ventures, equity issuances and other investments that are individually in excess of $10 million, and any of such items that are greater than $100 million must also be approved by the full Board.

  •
  The Nominating and Corporate Governance Committee serves the following purposes:

  •
  recommends to the Board the structure and operations of the Board;

  •
  identifies individuals qualified to serve as Trustees and recommends that the Board select the Trustee nominees identified by the Committee for election at the next annual meeting of shareholders;

    •
    recommends to the Board the responsibilities of each Board committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee;

    •
    oversees the Board's annual evaluation of its performance and the performance of other Board committees;

    •
    reviews and monitors management development and succession planning activities; and

    •
    develops and recommends to the Board for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same.

All members of the Audit, Nominating and Corporate Governance and Compensation Committees are independent Trustees. The practices of the Audit, Nominating and Corporate Governance and Compensation Committees are outlined in their respective charters, which are available on our Internet website in the subsection entitled "Corporate Governance" or in print to any shareholder upon request. To the extent modifications are made to the charters, such modifications will be reflected on our Internet website.

        The committees on which Trustees served and the number of meetings held during 2010 are set forth below.

Board Member	Audit	Compensation	Investment	Nominating and Corporate Governance
Jay H. Shidler			C	✓
Clay W. Hamlin, III			✓
Thomas F. Brady		C		✓
Robert L. Denton	✓			C
Douglas M. Firstenberg		✓	✓
David M. Jacobstein	✓		✓
Steven D. Kesler	✓		✓
Kenneth S. Sweet, Jr.		✓	✓
Richard Szafranski		✓		✓
Kenneth D. Wethe	C		✓
Meetings Held in 2010	11	8	12	4

C = Chairman of the Committee.

✓ = Member of the Committee.

        During 2010, the Board held four quarterly meetings and five special meetings. Each incumbent Trustee in 2010 attended at least 75% of the aggregate of the meetings of the Board and meetings held by all committees on which such Trustee served.

How are our Trustees nominated?

        The Nominating and Corporate Governance Committee of the Board is responsible for recommending nominations to the Board and shareholders. In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board the size, function, and needs of the Board and, in doing so, takes into account the principle that the Board as a whole should be competent in the following areas: (1) industry knowledge; (2) accounting and finance; (3) business judgment; (4) management; (5) leadership; (6) public real estate investment trusts ("REITs") and commercial real estate business; (7) business strategy; (8) crisis management; (9) corporate governance; and (10) risk management. The Board also seeks members from diverse backgrounds. Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are or were affiliated, and be selected based upon contributions that they can make to the Company. In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee's past attendance at meetings and participation in and contributions to the activities of the Board and its committees.

        Our Board does not have an explicit diversity policy. Nevertheless, diversity of race, ethnicity, gender, age, cultural background and professional experiences is considered in evaluating candidates for nomination. The Board believes that its members should have reputations for integrity and ethical behavior and that they should collectively represent a broad spectrum of experience and expertise. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

        The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

  The Committee considers nominees recommended by the Company's common shareholders using the same criteria it employs in identifying its own nominees. Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company's proxy statement for its most recent annual meeting of shareholders:

  •
  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

  •
  information about the relationship between the candidate and the nominating shareholder;

  •
  the consent of the candidate to serve as a Trustee;

  •
  proof of the number of shares of the Company's common shares that the nominating shareholder owns and the length of time the shares have been owned; and

  •
  a separate statement of the candidate's qualifications relating to the Board's membership criteria.

What is the Board's approach to risk oversight?

        The Board plays an important role in the risk oversight of the Company. The Board establishes and monitors the Company's risk tolerance and oversees its risk management activities primarily by:

  •
  maintaining for itself and its committees direct decision-making authority with respect to matters with significant inherent risks, including material acquisition, development and financing activities and the appointment, retention and compensation of senior management;

  •
  reviewing and discussing regular periodic reports relating to the performance of the Company and risks to the achievement of its objectives;

  •
  approving the Company's annual budget and capital plan; and

  •
  overseeing specific areas of the Company's business by the Compensation, Audit and Nominating and Corporate Governance Committees.

The Board and its Committees also rely on management to bring significant matters to their attention.

        Pursuant to its charter, the Audit Committee is responsible for the review of the Company's risk assessment and management activities. The Committee discharges these responsibilities by reviewing and discussing with management, the Company's internal audit function and the Company's independent registered public accounting firm any significant risks or exposures faced by the Company, the steps taken to identify, minimize, monitor or control such risks or exposures, and the Company's underlying policies with respect to risk assessment and risk management. Consistent with NYSE Rules, the Audit Committee also provides oversight at the Board level with respect to risk assessment and risk management, particularly regarding the activities of the Company's internal audit function and integrity of the Company's financial statements and internal control over financial reporting. The Company's internal audit function reports to the Audit Committee regarding such activities on an ongoing basis, including at each of the Audit Committee's meetings. The Board is informed regarding these risk oversight activities at the quarterly meetings of the Board.

        In addition, the Board believes that because its leadership and management functions are separated, the Board's ability to take a more objective, independent approach to overseeing risk is enhanced.

Our Named Executive Officers

        Below is information with respect to our named executive officers (in addition to Randall M. Griffin) who are not Trustees (sometimes referred to herein as our "executive officers" or "executives").

        Roger A. Waesche, Jr., 56, has been our President since September 2010, after holding the position of Executive Vice President since January 2004 and the position of Senior Vice President from September 1998 through December 2003. Mr. Waesche became our Chief Operating Officer in August 2006, after serving as our Chief Financial Officer since March 1999. Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.'s asset investment and disposition activities. Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand. He serves on the Board of Trustees of Sheppard Pratt Health System. Mr. Waesche is also a member on the Maryland Industrial Development Financing Authority and a board member of the Economic Alliance of Greater Baltimore, the Fort Meade Alliance and the Board of Sponsors of the Loyola University Maryland's Sellinger School of Business.

        Stephen E. Riffee, 53, has been our Executive Vice President and Chief Financial Officer since August 2006. Prior to that time, Mr. Riffee served CarrAmerica Realty Corporation, a real estate investment trust, as Chief Financial Officer from April 2002 to July 2006 and Senior Vice President, Controller and Treasurer from July 1999 to March 2002. Prior to joining CarrAmerica Realty Corporation, Mr. Riffee held positions with Marriott International, Inc. and Burlington Northern Railroad and practiced as a Certified Public Accountant with KPMG Peat Marwick.

        Wayne Lingafelter, 51, has been our Executive Vice President, Development & Construction Services since January 2009, previously serving as Senior Vice President-Development & Construction since May 2008. Prior to joining us, Mr. Lingafelter served Duke Realty Corporation, a real estate investment trust, for 20 years in several positions, the most recent of which included Senior Vice President of Government Solutions from February 2006 to May 2008 and Senior Vice President of Cleveland Operations from 2002 to February 2006.

        Karen M. Singer, 46, has been our Senior Vice President, General Counsel and Secretary since September 2006, after holding the position of Vice President, General Counsel and Secretary since January 2004. Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company

from September 1998 through December 2003. From August 1996 through August 1998, Ms. Singer was Assistant General Counsel of Constellation Real Estate, Inc. From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP, where she provided a broad spectrum of real estate related services to various clients. Ms. Singer currently serves on the Board of Directors of Art With a Heart, Inc., the Maryland Zoological Society, Inc. and the Esophageal Cancer Action Network, Inc.

Share Ownership of our Trustees,
Executive Officers and 5% Beneficial Owners

        The following table shows certain information as of March 15, 2011 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our outstanding common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities. Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party's name, except as otherwise noted.

	Common Shares Beneficially Owned(1)	Percent of All Common Shares Beneficially Owned(2)	Options Exercisable within 60 days after March 15, 2011
The Vanguard Group, Inc.(3)	6,453,189	9.6%	—
APG Asset Management US Inc.(4)	5,758,870	8.6	—
BlackRock, Inc.(5)	5,453,299	8.1	—
LaSalle Investment Management, Inc.(6)	4,107,961	6.1	—
Jay H. Shidler(7)	1,870,317	2.7	20,000
Clay W. Hamlin, III(8)	1,571,110	2.3	25,000
Thomas F. Brady	42,000	*	40,000
Robert L. Denton(9)	368,000	*	20,000
Randall M. Griffin(10)	635,024	*	138,068
Elizabeth A. Hight	667	*	—
David M. Jacobstein	7,500	*	5,000
Steven D. Kesler	51,666	*	40,000
Kenneth S. Sweet, Jr.	47,000	*	15,000
Richard Szafranski.	7,000	*	5,000
Kenneth D. Wethe(11)	85,242	*	15,000
Roger A. Waesche, Jr.	253,685	*	—
Stephen E. Riffee.	111,834	*	—
Wayne H. Lingafelter	32,852	*	—
Karen M. Singer	56,286	*	—
All Trustees and Executive Officers as a Group (15 persons)(12)	5,140,183	7.2%	323,068

*
Represents less than one percent.

(1)
With respect to each shareholder (or group thereof), assumes that all units in our operating partnership, Corporate Office Properties, L.P. (the "Operating Partnership"), owned by such shareholder(s) listed are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units. Also includes common shares issuable under options held by such shareholder(s) exercisable within 60 days after March 15, 2011, as reflected in the third column of this table.

(2)
Common shares issuable upon the conversion of units in the Operating Partnership and the exercise of options exercisable currently or within 60 days after March 15, 2011 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
The Vanguard Group ("Vanguard") has sole voting power with respect to 43,924 shares, sole investment power with respect to 6,409,265 shares and shared investment power with respect to 43,924 shares. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Vanguard on February 10, 2011.

(4)
APG Asset Management US Inc. ("APG") has sole voting and investment power with respect to 5,758,870 shares. APG is located at 666 Third Avenue, New York, New York 10017. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by APG on February 14, 2011.

(5)
BlackRock, Inc. ("BlackRock") has sole voting and investment power with respect to 5,453,299 shares. BlackRock is located at 40 East 52nd Street, New York, New York 10022. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock on February 3, 2011.

(6)
LaSalle Investment Management, Inc. ("LaSalle Inc.") has sole investment power with respect to 266,711 shares. LaSalle Investment Management, L.P. ("LaSalle L.P.") has sole voting power with respect to 867,521 shares and sole investment power with respect to 3,841,250 shares. The table above includes the total common shares beneficially owned by LaSalle Inc. and LaSalle L.P. since they are members of a group, but the shares of ownership and investment power reported in the prior sentence for each of LaSalle Inc. and LaSalle, L.P. exclude the shares of each other member of such group. LaSalle Inc. is located at 200 East Randolph Drive, Chicago, Illinois 60601. LaSalle L.P. is located at 100 East Pratt Street, Baltimore, Maryland 21202. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by LaSalle Inc. and LaSalle L.P. on February 11, 2011.

(7)
Jay H. Shidler's common shares beneficially owned include 1,848,317 common units in the Operating Partnership exchangeable for common shares. Mr. Shidler's address is Davies Pacific Center, 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.

(8)
Clay W. Hamlin, III's common shares beneficially owned include 1,544,110 common units in the Operating Partnership exchangeable for common shares; Mr. Hamlin has sole investment power with respect to 91,592 of these units and shared investment power for the remainder of these units. Mr. Hamlin's address is 40 Morris Avenue, Suite 100, Bryn Mawr, Pennsylvania 19010.

(9)
Robert L. Denton's common shares beneficially owned include 346,000 common units in the Operating Partnership exchangeable for common shares, 90,000 of which were pledged as security for a loan. Mr. Denton's address is 9 West 57th Street, Suite 1670, New York, New York 10019.

(10)
Randall M. Griffin's common shares beneficially owned include 70,000 shares owned through the Griffin Retained Annuity Trust, for which Mr. Griffin has shared voting and investment power.

(11)
Kenneth D. Wethe's common shares beneficially owned include 63,621 shares held through Enterprise Education Foundation, for which Mr. Wethe serves as Chairman of the Board of Trustees. Mr. Wethe has shared voting and investment power with respect to these shares.

(12)
Includes 3,738,427 common units in the Operating Partnership exchangeable for common shares. These common units are beneficially owned by Mr. Shidler, Mr. Hamlin and Mr. Denton as described in Notes 7, 8 and 9 above.

 Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of the three independent Trustees listed below. The Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than their relationships as Trustees.

Report of the Compensation Committee

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for 2010 and the Company's 2011 proxy statement. This report is provided by the following independent Trustees, who comprise the Committee.

COMPENSATION COMMITTEE
Thomas F. Brady, Chairman Kenneth S. Sweet, Jr. Richard Szafranski

Compensation Discussion and Analysis

Executive Summary

        In order to deliver exceptional results to our shareholders, we must attract, retain and motivate superior talent. Our compensation programs are designed to clearly link annual and long-term financial results and total shareholder return to executive compensation. The majority of each executive's pay is tied directly to goal achievement; this pay for performance approach ensures that the financial interests of our executives are aligned with those of our shareholders.

Pay for Performance 2010:

  •
  Our CEO's annual cash incentive award is entirely tied to our financial results, the objectives of which are equally weighted between diluted funds from operations per share, excluding operating property acquisition costs (defined herein as "diluted FFO per share") and diluted adjusted funds from operations per share (defined herein as "diluted AFFO per share"). We achieved diluted FFO per share of $2.36 relative to the established target of $2.42, and diluted AFFO per share of $1.75, relative to the established target of $1.70. Therefore, Mr. Griffin's annual cash incentive payout was 91.4% of his target of 175% of base salary.

  •
  Our other executives are additionally measured against functional objectives, with annual cash incentive award targets ranging from 100% to 125% of base salary. They each earned an annual cash incentive award between 85.4% and 102.4% of their targets, with the variation due to the weighting of their specific functional objectives and their performance against those objectives.

  •
  We redesigned our long-term equity incentive plan during 2009 to motivate our executives to assist the Company in outperforming its peers, and in achieving share price and dividend growth. Initial awards under this plan occurred in March 2010. Under this plan, the Company's total shareholder return is measured against that of a defined group of our peers over a three-year period. The number of shares awarded at the end of the period depends entirely on relative performance, and if the Company's results are in the bottom quartile, no shares will be earned. The value of the shares ultimately depends on our share price, and thus executives are also motivated to achieve strong returns over a sustained period of time.

  •
  We use the same defined peer group for compensation benchmarking purposes as we do for measuring relative total shareholder return under the long-term equity incentive plan.

Other Compensation Program Highlights:

        The Compensation Committee annually reviews in detail all elements of our compensation program to ensure its alignment with our philosophy and corporate governance approach. Some highlights include:

  •
  Risk oversight:    The Compensation Committee carefully considers the risks associated with all of our compensation programs.

  •
  Annual pay for performance analysis:    We compare our pay and performance against those of peers to ensure that actual results reflect our philosophy of aligning payouts with results.

  •
  Succession Planning:    The Board proactively engages in succession planning activities. Effective September 16, 2010, Mr. Waesche was promoted to President and Chief Operating Officer. He did not receive an increase in salary or other compensation at that time. Mr. Griffin continued in his role as Chief Executive Officer.

  •
  Tax gross-ups:    We will not enter into any new, or materially amended, employment agreements that provide for gross-up payments in the event of a change in control.

  •
  Clawback:    The Committee unanimously agreed to adopt a clawback policy, which will be structured following finalization of the applicable Securities and Exchange Commission regulations.

  •
  Hedging:    We have in place a policy on securities trading which, among other things, prohibits any hedging activity of Company issued securities by executives or Trustees.

  •
  Stock ownership guidelines:    Guidelines for both executives and Trustees have been in place since March 2009. Executive guidelines range from two times to five times salary, and guidelines for outside Trustees are three times the sum of their retainer plus committee fees. These guidelines are validated against market practice biennially.

  •
  Independent compensation consultant:    The Compensation Committee uses an independent consultant that is precluded from performing any work directly for the management of the Company, unless pre-approved by the Committee. No such additional work was requested or performed in 2010.

Named Executive Officers

        This Compensation Discussion and Analysis describes the material elements of compensation for our Named Executive Officers, also referred to herein as executives, as listed in the section of this proxy statement entitled "Our Named Executive Officers."

Compensation Objectives

        The compensation of each executive is significantly affected by the Company's performance and the executive's individual performance. We generally target compensation to be commensurate with that of executives performing similar responsibilities for an appropriate peer group of companies. The Committee reviews the composition of the peer group at least annually. An executive's compensation relative to that of counterparts in the peer group can vary based on the executive's skill and experience in the position (both overall and with the Company), the performance of the executive and his or her business unit, the amount that we pay other executives and the competition in the marketplace for the talents of the executive. We believe that providing the opportunity to earn a higher relative level of total compensation when warranted by superior performance is important in order for us to retain and motivate our executives.

        Our incentive programs provide compensation in the form of both annual cash and long-term equity awards in order to reward both short and long-term performance. The allocation of total compensation between cash and long-term equity awards is reviewed annually in comparison to the peer group to assist in determining the compensation of our executives both in total and by component. Long-term equity awards represent a significant, if not the largest, component of our executives' incentive compensation, as further described in the section below entitled "Long-Term Equity Incentive Awards."

Role of the Compensation Committee of the Board

        The Compensation Committee (the "Committee") of the Board is appointed by, and acts on behalf of, the Board. The Committee's general purpose includes establishing and periodically reviewing the Company's compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees. Other responsibilities of the Committee are described in the section entitled "Our Board of Trustees" in this proxy statement.

        Compensation decisions for our executives must be approved by the independent non-management members of the Board after recommendation by the Compensation Committee. The Board is responsible for oversight of the Compensation Committee's activities, except where the Compensation

Committee has sole authority to act as required by an NYSE listing standard or applicable law or regulation. The Compensation Committee has complete and open access to management and any other resources of the Company required to assist it in carrying out its duties and responsibilities, including sole authority, in its discretion, to retain, set compensation for and terminate any consultants, legal counsel or other advisors.

Use of Independent Consultants

        The Compensation Committee makes use of analyses provided, at its request, by external consultants in determining executive compensation. The Committee used Towers Watson until October 2010 when it engaged Pay Governance LLC. These consultants provide data relevant to benchmark executive compensation, discuss compensation practices and provide observations to the Committee regarding compensation programs and pay levels. The consultants did not perform any work for the Company at the direction of management during 2010. As appropriate, the Committee meets with its independent consultant in executive session without management present.

Role of Management

        Mr. Griffin meets with the Compensation Committee to make recommendations to the Committee, present analyses based on the Committee's requests and discuss the Committee's recommendations to the Board. He discusses the impact of business results on compensation recommendations, reviews executive benchmarking data, and informs the Committee of the other executives' performance. He also presents management's perspective on business objectives and discusses his perspective on succession planning for the Company. Mr. Griffin attends Committee meetings and general meetings of the Board, but he does not attend those portions of Board and Compensation Committee meetings intended to be held without members of management present, including those relating to his compensation.

        Holly G. Edington, our Senior Vice President, Human Resources, who reports directly to Mr. Griffin, also takes direction from, and provides suggestions to, the Compensation Committee, oversees the formulation of compensation plans incorporating the recommendations of the Committee and assists the Chairman of the Compensation Committee in preparing the agenda for meetings.

Compensation Benchmarking

        To meet our objectives of attracting and retaining superior talent, we annually conduct benchmarking analyses against our peers. We review our peer group at least annually, seeking to include companies that are similar in size and business structure to us. Within these peers, we then focus on executives with responsibilities similar to our executives. In order to provide data for this benchmarking analysis, the independent consultant obtains an understanding of the goals, objectives and responsibilities of each executive position based on reviews of job descriptions and discussions with management and the Compensation Committee.

        The Committee, with the assistance of its independent consultant, developed a peer group comprised of 20 companies for 2010 to use for purposes of benchmarking the compensation of our executives. The peer group is not expected to vary significantly from year to year, and represents a blend of publicly-traded office, diversified, and industrial REITs. Inclusion is based on the following criteria: market capitalization; geographic location; comparability of management structure; and level of performance (in terms of growth in key earnings metrics and total shareholder return). In general, companies are selected such that we fall near the median with regard to market capitalization. The companies included in the 2010 peer group are set forth below:

Alexandria Real Estate Equities, Inc.	EastGroup Properties, Inc.
AMB Property Corporation	Highwoods Properties, Inc.
BioMed Realty Trust, Inc.	Kilroy Realty Corporation
Boston Properties, Inc.	Lexington Realty Trust
Brandywine Realty Trust	Liberty Property Trust
Brookfield Properties Corporation	Mack-Cali Realty Corporation
Cousins Properties, Incorporated	PS Business Parks, Inc.
Digital Realty Trust, Inc.	SL Green Realty Corp.
Douglas Emmett, Inc.	Vornado Realty Trust
Duke Realty Corporation	Washington Real Estate Investment Trust

        The independent consultant provided peer group compensation data to the Committee. Base salaries, annual cash incentive awards, long-term equity awards and total compensation for our executives were compared to compensation information for comparable positions in each of the companies in the peer group. The independent consultant provided detailed benchmarking information at the 25th, 50th, and 75th percentiles and the average in order to assist the Compensation Committee in understanding how the Company's executive compensation compared to that of peers. The consultant also provided the Committee with data drawn from executive compensation surveys, such as that prepared by the National Association of Real Estate Investment Trusts.

        As in prior years, the independent consultant also conducted a comprehensive pay for performance assessment of the Company's executive compensation program and the linkage between organizational performance and the value of the compensation delivered to the executives. The assessment demonstrated that the Company's 2009 total direct compensation levels were generally consistent with its strong performance relative to the peer group, with both actual pay and performance in the upper quartile.

Base Salary

        We view base salary as the fixed rate of pay throughout the year that is required to attract and retain executives. The base salaries of executives are determined in consideration of their position's scope of responsibilities and their personal skills and experience. Executives are eligible for periodic increases in their base salary as a result of individual performance and significant increases in their duties and responsibilities. Executives' salary levels are also influenced by a variety of factors considered by the Committee, including budget considerations, the desire to create an appropriate level of differentiation between the base salaries of the executives and peer group data. The Committee reviewed a summary of base salaries for executives in our peer group which included, among other things, compensation information at the 50th and 75th percentiles.

        Executive annual base salary actions in 2010 included the following:

Name of Executive	2009 Base Salary	2010 Base Salary	% Increase
Randall M. Griffin	$625,000	$645,000	3.2%
Roger A. Waesche, Jr.	$475,000	$485,000	2.1%
Stephen E. Riffee	$400,000	$415,000	3.8%
Wayne H. Lingafelter	$325,000	$350,000	7.7%
Karen M. Singer	$305,000	$305,000	0.0%

        The increases received by Mr. Griffin, Mr. Waesche and Mr. Riffee were considered appropriate to bring their annual base salaries at or slightly above the 75th percentile of our peer group, reflective of their experience and contributions in these roles. The increase received by Mr. Lingafelter was to bring his base salary to a level deemed appropriate by the Committee for his role and contributions to the Company. Ms. Singer was deemed to be adequately compensated at her current level; therefore, her base salary was not adjusted.

Annual Cash Incentive Awards

        Executives receive annual cash incentive awards based on the Company's overall financial performance and, in most cases, each executive's performance against individual objectives. In the first quarter of each year, the Compensation Committee approves both performance goals for the annual cash incentive plan and associated potential award payouts. Each executive's potential annual cash incentive award is set as a percentage of his/her salary, and three levels of performance objectives and associated payouts are established: threshold, target, and maximum. The target performance objectives approximate management's estimate of the related objectives set forth in the annual budget as approved by the Board; this level of performance is intended to be challenging yet attainable. The maximum level of performance for objectives is intended to have a much lower likelihood of being attained, but is intended to still be attainable with superior performance. The threshold level of performance for objectives is established at a level that is somewhat higher than the lower range of the objectives set forth in the budget and, therefore, has a higher likelihood of being attained than the target. Actual awards are determined once actual performance with respect to these objectives is known, and results are interpolated between the performance levels as appropriate. In prior years, the Committee used its discretion to recommend that the Board consider other factors not captured by the objectives established at the start of the year and provide for discretionary adjustments to the annual cash incentive award. After review and discussion, no discretionary adjustments were applied to the 2010 annual cash incentive award calculations.

2010 Performance Objectives for Annual Cash Incentive Awards

        The Company sets both Company financial objectives and individual objectives which may be qualitative or quantitative. The mix between these objectives varies by executive based on their responsibilities, and reinforces executive accountability for results:

	Weight of Objectives on 2010 Annual Cash Incentive Award
	Company Objectives
Name of Executive	Diluted FFO per Share	Diluted AFFO per Share	Individual Objectives	Total
Randall M. Griffin	50.0%	50.0%	N/A	100.0%
Roger A. Waesche, Jr.	37.5%	37.5%	25.0%	100.0%
Stephen E. Riffee	37.5%	37.5%	25.0%	100.0%
Wayne H. Lingafelter(1)	37.5%	37.5%	25.0%	100.0%
Karen M. Singer	25.0%	25.0%	50.0%	100.0%

(1)
Mr. Lingafelter's weighting for objectives was changed in 2010 to reflect his increased level of responsibility for corporate results. His Company objectives are weighted at 75% of his total award, compared to the 2009 level of 50%.

        The Compensation Committee, with the assistance of management, developed the 2010 Company and individual objectives using the Company's annual budget and information regarding other related business and operations initiatives. The corporate financial measures used in 2010 were diluted

FFO per share, excluding operating property acquisition costs, and diluted AFFO per share. Both measures are frequently used by equity REITs to evaluate financial performance. We use these financial Company measures because they are useful measures in evaluating the effectiveness of our operations and are core objectives in our annual budgets. Further, we believe that growth in these measures in the long run contributes to the creation of shareholder value and, as a result, linking compensation to these measures helps to align the interests of our executives with those of our shareholders. The Company objectives were calculated in the same manner as in our reported financial results and for 2010 were:

Company Objective	Threshold Level	Target Level	Maximum Level
Diluted FFO per share	$2.35	$2.42	$2.53
Diluted AFFO per share	$1.59	$1.70	$1.81

        Mr. Griffin's annual cash incentive award was based solely on achievement of the Company's financial performance objectives described above.

        Individual performance objectives for the other executives were tailored to the operations of the business unit for which the executive was responsible. As appropriate, individual objectives are either quantitative or qualitative in nature. Individual objectives include the following:

  •
  Mr. Waesche: value creation measures (such as net operating income, acquisition activity, capital expenditures and growth in same-office property cash net operating income); and property management objectives (including occupancy rates, customer satisfaction survey results and organizational realignments). The weightings of these objectives as a percentage of his total individual objectives ranged from 5% to 20%, with value creating objectives weighted at the highest end of that range;

  •
  Mr. Riffee: continuous improvement in processes and capabilities, and reporting and analysis in a number of areas (including financial reporting, budgeting, forecasting and analysis); effectiveness in capital planning and plan execution; expansion of capital partner relationships; leadership development in the finance team; and continued progress and results associated with technology implementations and system administration. The weightings of these objectives as a percentage of his total individual objectives ranged from 10% to 20%, with objectives relating to improvements in budgeting, forecasting and analysis, capital plan execution and leadership development in the finance team weighted at the highest end of that range;

  •
  Mr. Lingafelter: value creation through development and delivery of new and renovated buildings; executive sponsorship of a major Company initiative; and implementation of organizational changes. The weightings of these objectives as a percentage of his total individual objectives ranged from 10% to 50%, with the value creation objective weighted at the highest end of that range; and

  •
  Ms. Singer: evaluation of the structure and operations of the Legal Department, ensuring appropriate positioning for future Company growth; implementing process improvements relating to the Corporate Secretary role; and effectiveness in oversight of the Company's internal audit function. The weightings of these objectives as a percentage of her total individual objectives ranged from 10% to 40%, with her objective to reposition the Legal Department for future growth given the highest weighting.

2010 Annual Cash Incentive Award Targets

        The Committee generally sets target payouts comparable to peer levels. This is the level to be paid when target performance is achieved. The expectation is that actual payouts will approximate the 75th percentile of peer results when performance is exceptional. The table below sets forth the potential award payouts as a percentage of base salary:

Name of Executive	Threshold Level Payout	Target Level Payout	Maximum Level Payout
Randall M. Griffin	100%	175%	250%
Roger A. Waesche, Jr.	85%	125%	175%
Stephen E. Riffee	85%	115%	140%
Wayne H. Lingafelter	80%	105%	130%
Karen M. Singer	75%	100%	125%

2010 Annual Cash Incentive Award Results

        The Company achieved diluted FFO per share of $2.36, relative to the established target of $2.42, and diluted AFFO per share of $1.75, relative to the established target of $1.70. Our executives (except for our CEO) achieved between 55.4% and 123.8% of target performance based on their individual objectives. The table below sets forth the actual annual cash incentive awards:

	2010 Actual Cash Incentive Award		Percentage of Award Attributable to:
Name of Executive	Amount	% of Base Salary	Company Objectives	Individual Objectives
Randall M. Griffin	$1,031,372	159.9%	100.0%	0.0%
Roger A. Waesche, Jr.	517,675	106.7%	83.8%	16.2%
Stephen E. Riffee	455,332	109.7%	73.7%	26.3%
Wayne H. Lingafelter	376,165	107.5%	69.8%	30.2%
Karen M. Singer	283,150	92.8%	51.2%	48.8%

Long-Term Equity Incentive Awards

        Long-term equity incentive awards are designed to align the interests of the executives with those of our shareholders by rewarding executives for sustained performance. Since these awards typically vest over a period of time, they also encourage the executives to remain with the Company. The Company's practice is generally to issue such awards to executives on the date of the first quarterly Board meeting of each year.

        In the past, the Company typically granted restricted shares to executives generally upon the achievement of performance criteria each year. Restricted shares have also been granted to new executives upon their hiring. Once granted, restricted shares vest over a defined period of time as long as the executive remains employed by the Company. Recipients of restricted share grants are entitled to receive dividends on such shares and can cast votes on shareholder matters for such shares prior to share vesting. Prior to 2005, the Company also made use of option grants.

        During 2009, the Compensation Committee developed a new plan for executive long-term incentive equity awards, resulting in the grant of a new award type called performance share units ("PSUs") effective in 2010. The actual awards earned will be a function entirely of the Company's total shareholder return performance over a three year period in comparison to peers. The Compensation

Committee believes that the approach for executive long-term equity incentive awards under the 2010 plan provides a number of improvements over the Company's prior approach, including the following:

  •
  executive and shareholder risks and rewards are more closely aligned by a long-term, forward-looking plan focused entirely on relative total shareholder return;

  •
  retention of key executives is enhanced due to the payout opportunities available in the event of superior relative performance;

  •
  grants and potential awards under the plan are clearly determined and communicated to the executives at the beginning of the performance period; and

  •
  dividends are accrued but not paid out until the performance shares are earned at the end of the defined performance period, thus putting additional compensation at risk based on performance.

Awards Made in 2010

        On March 4, 2010, the Board granted PSUs as set forth below, which were determined as a percentage of executive salaries. These target award percentages were developed using a broad perspective and multiple data points, including: (1) peer long-term equity award data; (2) the Company's historical long-term equity award levels; and (3) the target total compensation to be delivered to executives. The number of PSUs granted was derived by first multiplying the executives' base salaries by their respective target award percentages, and dividing the result by the average of the closing price of our common shares on the NYSE over the 15 successive trading days ending with the grant date. These initial grants have a performance period beginning on the grant date and concluding the earlier of: (1) three years from the grant date; (2) the date of termination by the Company without cause, the death or disability of the executive or the constructive discharge of the executive (collectively, "qualified termination"); or (3) a sale event. The PSUs granted on March 4, 2010 were:

Name of Executive	Target Award as a % of Base Salary	Target Number of PSUs
Randall M. Griffin	250%	42,540
Roger A. Waesche, Jr.	200%	25,864
Stephen E. Riffee	150%	16,335
Wayne H. Lingafelter	100%	8,848
Karen M. Singer	85%	7,058

        The above table represents the target award. The actual number of these PSUs that will be distributed at the end of the three year performance period ("earned PSUs") will be determined based on the percentile rank of the Company's total shareholder return relative to those of the companies in the 2010 peer group, as set forth in the following schedule, with interpolation between points:

Percentile Rank	Earned PSUs Payout %
75th or greater	200% of PSUs granted
50th	100% of PSUs granted
25th	50% of PSUs granted
Below 25th	0% of PSUs granted

        At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement. PSUs do not carry voting rights.

        If a performance period ends due to a sale event or qualified termination, the number of earned PSUs is prorated based on the portion of the three-year performance period that has elapsed. If employment is terminated by the employee or the Company for cause, all PSUs are forfeited.

        On March 4, 2010, the Board also approved grants to the executives of restricted shares as set forth below:

Name of Executive	Number of Shares Awarded
Randall M. Griffin	55,056
Roger A. Waesche, Jr.	25,105
Stephen E. Riffee	15,856
Wayne H. Lingafelter	8,588
Karen M. Singer	6,851

        These awards were made in connection with the transition to the new plan. These restricted shares vest in equal one-third increments annually over a three-year period provided that the executives remain employed by the Company. These grants were designed to recognize:

  •
  the Company's total shareholder return performance ranking above the 75th percentile of the companies in the 2010 peer group for the three years ended December 31, 2009; and

  •
  the Company's transition to the new PSU-based plan type under which awards will not, absent a sale event or qualified termination event defined in the plan agreement, be distributed for three years.

Retirement Benefits

        Our retirement benefits are designed to assist executives in accumulating sufficient wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain executives and to encourage such executives to save money for their retirement, while allowing us to maintain a competitive cost structure. Information pertaining to our retirement benefits is set forth below.

401(k) Plan

        Our executives participate in a 401(k) defined contribution plan covering substantially all of our employees. The plan provides for Company matching contributions in an amount equal to an aggregate of 3.5% on the first 6% of participant pre-tax and/or after tax contributions to the plan.

Nonqualified Deferred Compensation Plan

        We offer our senior management team (director level and above) a nonqualified deferred compensation plan. This plan allows for the deferral of up to 100% of a participant's cash compensation on a pre-tax basis and enables such participants to receive a tax-deferred return on such deferrals. The plan also provides, at the Company's sole discretion, for us to match the participant's contribution in an amount equal to 50% of the participant's elective deferral for the plan up to a maximum of 6% of a participant's annual compensation after deducting contributions, if any, made under our 401(k) plan. Participants may diversify their investments among a wide array of investment alternatives, including mutual funds and brokerage accounts. The plan does not guarantee a return or provide for above-market preferential earnings. The plan is not qualified under the Employee Retirement and Income Security Act of 1974. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. Participants in this plan defer their contributions for three years from the beginning of the calendar year following the year in which the deferral election is made. Participants may choose to receive account balances in a lump sum or in five, ten or fifteen annual installments. Upon termination of employment, a participant's account balance will be distributed within 60 days of separation unless the participant is a "specified employee," as defined in the plan, in which case such distribution shall not be made for six months. Payments are due to parties designated by the participant in lump sum upon the death of a participant. Participant account balances become fully vested in the event of a "change in control" of the Company, as defined in the plan, or in the event that a participant becomes permanently disabled. Participation in the deferred compensation plan is voluntary. Information about the executives' participation in our deferred compensation plans is set forth below in the tables entitled "All Other Compensation" and "Nonqualified Deferred Compensation Table."

Severance and Change-in-Control Benefits

        All executive employment agreements have termination of employment clauses related to: (1) premature termination; (2) constructive termination; (3) cause; (4) death; (5) disability; (6) change in control; and (7) voluntary termination. The terms of our employment agreements reflect negotiations with our executives in order to recruit and retain their services. We periodically review these clauses against market practice to ensure the terms of these agreements remain competitive.

        The employment agreements of our executives provide for severance payments and accelerated vesting of long-term equity incentive awards in the event of termination by us without cause (premature termination) or by the executives based upon constructive termination. The employment agreements provide for these items in order to assist employees in their transition to new employment.

        The employment agreements also provide for payments to executives and accelerated vesting of long-term equity incentive awards in the event of a change in control of the Company. We adopted the change in control provisions to increase the likelihood that, in the event that the Company is considering a change in control transaction, the employees involved in considering the offer will act in the interest of the shareholders. If a change in control were to occur, the employees would likely no longer be in a position to influence our performance and may not be in a position to earn their incentive awards or vest in their equity awards. Therefore, the change-in-control provisions are designed to make a transaction as neutral to the employees' economic interests as possible. All executives have gross-up provisions as part of their employment agreements. In 2010, the Committee agreed not to enter into any new, or materially amended, employment agreements that provide for gross-up payments in the event of a change in control.

        The terms of severance and change in control benefits are described in detail in the section below entitled "Potential Payments on Termination, Change in Control, Death or Disability."

        Due to the authority vested with the executives and the knowledge of Company proprietary information held by such executives, the Company must protect its real estate interests in each of its major markets. For this reason, executive employment agreements include non-compete provisions for either a 12 or 24-month period following termination of employment of executives.

Other Benefits and Perquisites

        As employees, our executive officers are eligible to participate in employee benefit programs generally available to our other employees, including medical, dental, life and disability insurance. In addition, we compensate our executive officers with certain personal benefits and perquisites that are not available to our other employees; these benefits and perquisites include the following:

  •
  reimbursement for a defined amount of personal financial and tax preparation fees; and

  •
  supplemental long-term disability insurance coverage in the case of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (our Chief Operating Officer has elected not to receive such coverage).

        Our executives also receive certain benefits that are offered to other management level employees, such as auto allowances and participation in an Executive Wellness Program. As with all other employees of the Company, they also receive a monetary award for achieving service anniversary milestones. The value of these benefits that our executives receive is essentially equivalent to that offered to the broader management and/or employee group.

        The value of these benefits is included in the tables entitled "Summary Compensation Table" and "All Other Compensation." The Compensation Committee believes that these benefits are aligned with our desire to attract and retain superior management talent for the benefit of the Company.

Accounting for Compensation Elements

        The tax and accounting implications associated with the key elements of our executive compensation are set forth below:

  •
  Salary is expensed as incurred.

  •
  Annual cash incentive awards are recognized over the period to which such awards relate.

  •
  Option, restricted share and PSU grants are recognized over the period during which the employee is required to provide service in exchange for the award (generally the vesting or performance period).

Tax Compliance Policy

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on certain corporations' income tax return to compensation of $1 million for Named Executive Officers. Certain performance-based compensation plans are excluded from this limitation provided that the shareholders approve the plan and certain other requirements are met. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company's executives with appropriate rewards for their performance. We did not pay any compensation in 2010 that was not deductible under Section 162(m) of the Internal Revenue Code, and we do not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

        Section 409A of the Code relates to the tax treatment of earnings when a payment the Company is obligated to make to an executive is deferred to a future tax year. The Company, with the assistance of external counsel, completed a review of all its various executive compensation and benefits plans, as well as employment agreements, to ensure compliance with Section 409A.

        Sections 280G and 4999 of the Code relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control if the payment exceeds three times the executive's base earnings (as defined by the Code section). The Company seeks to minimize the tax consequences as might arise under a potential change-in-control of the Company. The current employment agreements include provisions that provide executives with a tax gross-up if subject to the excise tax imposed by 280G. The Company has determined that it will not enter into any new or materially amended, employment agreements that provide for such tax gross-ups.

Executive Ownership and Capital Accumulation

        We believe that the ownership of shares in the Company by executives assists in aligning executive interests with those of our shareholders. On February 26, 2009, the Board approved share ownership guidelines for our Trustees and executives. The ownership guidelines are as follows:

Role	Value of Common Shares to be Owned
Trustees	3 times sum of annual retainer and committee fees
Chief Executive Officer	5 times base salary
Chief Operating Officer	3 times base salary
Chief Financial Officer	3 times base salary
Executive Vice President—Development & Construction Services	2 times base salary
General Counsel	2 times base salary

        The ownership guidelines generally include common shares beneficially owned by the respective individuals, including unvested restricted shares, certain share equivalents under Company sponsored plans and units in the Company's Operating Partnership owned by such individuals, although the guidelines exclude outstanding stock options.

        For Trustees and executives in office as of March 1, 2009, the effective date of these Ownership Guidelines was March 1, 2009. For those individuals, the share ownership goal was determined using their retainers or base salaries in effect as of that date and a common share price of $26.18 per share. The share ownership goal under the ownership guidelines for persons assuming a Trustee or executive level position after March 1, 2009 is determined using their retainers or base salaries as of the date they become subject to the ownership guidelines and using the average closing price of our common shares on the NYSE for the 60 trading days prior to such date. Once established, a person's share ownership goal will not change because of changes in his or her retainer or base salary or fluctuations in our common share price. An individual's share ownership goal will only be re-established upon a change to a different executive position. Generally, individuals will have a five-year period to attain their share ownership goals. Trustees and executives subject to the Ownership Guidelines as of March 1, 2009 have until March 1, 2014 to achieve the ownership guidelines. If an individual's share ownership goal increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.

        The Committee currently does not explicitly consider the accumulated wealth of executive officers from prior years' awards under our long-term equity plan in making compensation decisions.

Trading Controls

        Executives and Trustees are required to receive the permission of Karen M. Singer, Senior Vice President, General Counsel and Secretary, prior to entering into transactions in Company shares or share equivalents. Executives and Trustees are subject to black-out periods on the trading of Company shares for a period of time before the completion of each quarter end and a period of time following the release of earnings for each quarter end.

        Executives and Trustees bear full responsibility if they violate the Company Policy Statement on Securities Trading by permitting shares to be bought or sold without pre-approval by Ms. Singer or when trading is restricted. The Policy Statement on Securities Trading also specifically prohibits executives and Trustees from participating in any hedging activities in Company shares.

Compensation and Risk

        We reviewed the elements of executive and non-executive compensation to determine whether they encourage excessive or unintended risk-taking and concluded that:

  •
  significant weighting toward long-term equity compensation discourages short-term risk taking;

  •
  vesting schedules for restricted shares and PSUs cause management to have a significant amount of unvested awards at any time;

  •
  performance goals are set based on a business plan approved by the Board and their achievement does not automatically entitle management to annual cash incentive awards or equity awards, which are at the discretion of the Board;

  •
  the Board exercises approval rights over significant investment decisions that could expose the Company to long-term risks; and

  •
  share ownership guidelines suggest management hold a certain amount of our stock such that the executives' interests are aligned with shareholders.

Accordingly, we concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

        The following table summarizes the compensation earned by our named executive officers for 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus(1)	Share-Based Compensation Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Randall M. Griffin	2010	$645,000	$—	$4,351,126	$1,031,372	$25,512	$6,053,010
Chief Executive Officer(5)	2009	625,000	35,062	1,952,296	1,523,438	25,706	4,161,502
	2008	600,000	—	1,933,467	1,325,000	19,072	3,877,539

Roger A. Waesche, Jr.	2010	485,000	—	2,328,783	517,675	13,364	3,344,822
President and Chief	2009	475,000	—	1,300,216	720,000	16,342	2,511,558
Operating Officer(5)	2008	450,000	—	914,653	618,000	11,488	1,994,141

Stephen E. Riffee	2010	415,000	—	1,470,810	455,332	21,775	2,362,917
Executive Vice President	2009	400,000	—	735,047	526,000	23,610	1,684,657
and Chief Financial Officer	2008	370,000	23,000	1,492,139	462,000	20,100	2,367,239

Wayne H. Lingafelter	2010	350,000	—	796,657	376,165	21,775	1,544,597
Executive Vice President of	2009	325,000	34,250	98,125	385,750	24,093	867,218
Development & Construction Services(6)	2008	N/A	N/A	N/A	N/A	N/A	N/A

Karen M. Singer	2010	305,000	—	635,504	283,150	18,775	1,242,429
Senior Vice President,	2009	305,000	—	512,479	315,000	20,654	1,153,133
General Counsel and Secretary	2008	280,000	12,000	422,971	308,000	18,225	1,041,196

(1)
The amounts included in this column represent additional cash amounts awarded in 2010 and 2009 above the awards determined by results relative to established performance objectives for services performed during 2009 and 2008, respectively, and, in the case of Mr. Lingafelter, $20,000 paid in 2009 representing a prorated portion of a signing bonus agreed to by the Company at the commencement of his employment.

(2)
Represents the grant date fair value of Performance Share Units ("PSUs") and restricted shares awarded during the calendar year. The settlement value of the PSU award, if any, will be realized by the executive in 2013 based on relative total shareholder return performance over the three years ending March 3, 2013. See Notes 2 and 14 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for additional information regarding PSUs and restricted shares.

(3)
Represents cash annual incentive awards determined by actual performance against the pre-established performance objectives paid in 2011, 2010 and 2009 as compensation for services performed during 2010, 2009 and 2008, respectively.

(4)
Refer to the table below entitled "All Other Compensation" for details on these amounts, which include perquisites, auto allowances and personal financial and tax preparation fees paid by the Company on behalf of the officers, Company match on employee contributions to the Company's 401(k) and nonqualified deferred compensation plans and milestone service awards received for attaining a certain length of employment with the Company under a program available to the Company's other employees.

(5)
On September 16, 2010, the Board elected Mr. Waesche as President, in addition to his previous duties as Chief Operating Officer. Mr. Griffin, who had served as President, continued in his role as Chief Executive Officer.

(6)
Mr. Lingafelter became an executive officer effective January 2, 2009 with his appointment to Executive Vice President—Development and Construction Services.

All Other Compensation

Name	Year	Financial Advice and Tax Preparation Benefits	Auto Allowance and Lease Costs	Johns Hopkins Wellness Program Participation	Matching of Contributions to 401(k) and Deferred Compensation Plans	Service Milestone Award	Total
Randall M. Griffin	2010	$9,105	$7,832	$—	$8,575	$—	$25,512
	2009	10,767	6,364	—	8,575	—	25,706
	2008	6,360	5,812	—	6,900	—	19,072

Roger A. Waesche, Jr.	2010	—	4,789	—	8,575		13,364
	2009	—	4,207	—	8,575	3,560	16,342
	2008	—	4,588	—	6,900	—	11,488

Stephen E. Riffee	2010	—	13,200	—	8,575	—	21,775
	2009	—	13,200	1,683	8,575	152	23,610
	2008	—	13,200	—	6,900	—	20,100

Wayne H. Lingafelter	2010	—	13,200	—	8,575	—	21,775
	2009	—	13,154	2,758	8,130	51	24,093
	2008	N/A	N/A	N/A	N/A	N/A	N/A

Karen M. Singer	2010	—	10,200	—	8,575	—	18,775
	2009	—	10,200	1,879	8,575	—	20,654
	2008	1,125	10,200	—	6,900	—	18,225

 Employment Agreements

        Employment agreements with our named executive officers establish various parameters of their compensation, particularly their base salaries and certain benefit entitlements. A description of material terms of these agreements follows:

  •
  Randall M. Griffin is party to an agreement that commenced on April 1, 2005 and expires on March 31, 2012;

  •
  Roger A. Waesche, Jr. is party to an agreement that commenced on July 1, 2002 and expires on June 30, 2013;

  •
  Stephen E. Riffee is party to an agreement that commenced on August 14, 2006 and expires on August 13, 2012; and

  •
  Wayne H. Lingafelter is party to an agreement that commenced on January 2, 2009 and expires on January 1, 2015.

Each of these agreements, except for Mr. Griffin's, has a continuous and self-renewing one-year term after the basic term unless otherwise indicated by either the Company or the executive prior to a specified point in time during the then current term. These agreements may be terminated by either the Company or the executive at any time on one day's prior notice. Under the employment agreements, the executive officers are required to devote their full business time to our affairs and are prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter. The agreements provide that incentive compensation shall be set by the Board upon the Compensation Committee's recommendation. The Board may take action in future years to increase the executive officers' base salaries. Base salary and allowance for automobile, personal financial planning and income tax preparation as of December 31, 2010 provided for under the agreements of named executive officers are set forth below:

Name of Executive	Base Salary as of December 31, 2010	Allowance for Automobile, Personal Financial Planning and Income Tax Preparation
Randall M. Griffin	$645,000	$21,000
Roger A. Waesche, Jr.	485,000	18,200
Stephen E. Riffee	415,000	18,200
Wayne H. Lingafelter	350,000	18,200

These employment agreements provide for severance packages in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change of control of Corporate Office Properties Trust, as defined in the agreements. These provisions are discussed further in the section below entitled "Potential Payments on Termination, Change in Control, Death or Disability."

2010 Grants of Plan-Based Awards

        The following table sets forth information about equity and non-equity awards granted to the named executive officers for 2010.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)						All Other Stock Awards: Number of Shares of Stock (#)(4)
						Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)
										Grant Date Fair Value of Stock Awards ($)(3)(4)(5)
	Grant Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Name						Threshold	Target	Maximum
Randall M. Griffin	Annual	3/4/2010	$645,000	$1,128,750	$1,612,500
	Performance	3/4/2010				21,270	42,540	85,080		$2,267,807
	Restricted	3/4/2010							55,056	2,083,319
Roger A. Waesche, Jr.	Annual	3/4/2010	412,250	606,250	848,750
	Performance	3/4/2010				12,932	25,864	51,728		1,378,810
	Restricted	3/4/2010							25,105	949,973
Stephen E. Riffee	Annual	3/4/2010	352,750	477,250	581,000
	Performance	3/4/2010				8,168	16,335	32,670		870,819
	Restricted	3/4/2010							15,856	599,991
Wayne H. Lingafelter	Annual	3/4/2010	280,000	367,500	455,000
	Performance	3/4/2010				4,424	8,848	17,696		471,687
	Restricted	3/4/2010							8,588	324,970
Karen M. Singer	Annual	3/4/2010	228,750	305,000	381,250
	Performance	3/4/2010				3,529	7,058	14,116		376,262
	Restricted	3/4/2010							6,851	259,242

(1)
March 4, 2010 is the date on which the Board established the range of potential cash annual incentive awards for 2010 performance by named executive officers. March 4, 2010 is also the date on which the Board made grants of PSUs and restricted shares under the long-term equity incentive program for such executives.

(2)
As described in the section entitled "Compensation Discussion and Analysis," the Board approved annual cash incentive awards for the executive officers, as a percentage of base salary, for three levels of performance. These columns show the estimated future payouts of annual incentive awards for the three levels of performance approved by the Board for 2010, as converted from the percentages of 2010 base salary. The table below sets forth the actual annual non-equity incentive award payouts approved by the Board on March 3, 2011.

Name of Executive	Actual Amount Approved	Actual Amount Approved as % of Base Salary
Randall M. Griffin	$1,031,372	159.9%
Roger A. Waesche, Jr.	517,675	106.7%
Stephen E. Riffee	455,332	109.7%
Wayne H. Lingafelter	376,165	107.5%
Karen M. Singer	283,150	92.8%
(3)
The Target column reflects the PSU awards made under the long-term incentive plan approved by the Board on March 4, 2010. The Threshold and Maximum columns reflect the estimated payout at those levels as indicated by the terms of the PSU award agreement described in the section of this proxy statement entitled "Compensation Discussion and Analysis." The actual awards distributed in 2013 will be a function entirely of the Company's total shareholder return performance over the defined performance year period in comparison to peers. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement.

(4)
This column reflects the restricted share awards made under the long-term incentive plan. These shares vest in equal one-third increments annually over a three-year period provided that the executives remain employed by the Company.

(5)
The grant date fair value of PSUs was $53.31 per PSU as calculated using a Monte Carlo model, which included assumptions of, among other things, the following: baseline common share value of $37.84; expected volatility for our common shares of 62.2%; and risk-free interest rate of 1.38%. The grant date fair value of restricted shares was calculated using the closing common share price on the NYSE on March 4, 2010 of $37.84.

 Outstanding Equity Awards at December 31, 2010

        The table below provides information about unexercised common share options and unvested restricted shares and unearned PSUs at December 31, 2010 for the named executive officers.

		Option Awards				Stock Awards
								Equity Incentive Plan Awards: Number of Unearned Units(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units(4)
		Number of Securities Underlying Unexercised Options				Number of Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested ($)(2)
				Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable
Randall M. Griffin	3/7/2002	138,068	—	$12.45	3/7/2012	—	$—	—	$—
	3/9/2006	—	—	—	N/A	11,496	401,785	—	—
	2/28/2008	—	—	—	N/A	20,403	713,085	—	—
	2/26/2009	—	—	—	N/A	52,145	1,822,468	—	—
	3/4/2010	—	—	—	N/A	55,056	1,924,207	22,250	777,638

Roger A. Waesche, Jr.	3/9/2006	—	—	—	N/A	4,311	150,669	—	—
	2/28/2008	—	—	—	N/A	9,653	337,372	—	—
	2/26/2009	—	—	—	N/A	34,728	1,213,744	—	—
	3/4/2010	—	—	—	N/A	25,105	877,420	13,528	472,804

Stephen E. Riffee	8/14/2006	—	—	—	N/A	7,200	251,640	—	—
	2/28/2008	—	—	—	N/A	5,727	200,159	—	—
	2/28/2008	—	—	—	N/A	30,000	1,048,500	—	—
	2/26/2009	—	—	—	N/A	19,633	686,173	—	—
	3/4/2010	—	—	—	N/A	15,856	554,167	8,544	298,595

Wayne H. Lingafelter	5/31/2008	—	—	—	N/A	12,000	419,400	—	—
	3/1/2009	—	—	—	N/A	2,617	91,464	—	—
	3/4/2010	—	—	—	N/A	8,588	300,151	4,628	161,749

Karen M. Singer	1/1/2004	7,500	—	20.34	1/1/2014	—	—	—	—
	3/9/2006	—	—	—	N/A	984	34,391	—	—
	2/28/2008	—	—	—	N/A	4,464	156,017	—	—
	2/26/2009	—	—	—	N/A	13,688	478,396	—	—
	3/4/2010	—	—	—	N/A	6,851	239,442	3,692	129,035

(1)
This column includes restricted share awards. The forfeiture restrictions on these awards that were unvested at December 31, 2010 lapsed or will lapse on the following dates:

Grant Date	Vesting Schedule
3/9/2006	100% vested on 3/9/2011.
8/14/2006	100% vest on 8/14/2011.
2/28/2008	Mr. Riffee's 30,000 share award vests 100% on 2/28/2013 and for other shares, 100% vested on 2/28/2011
5/31/2008	One-third of the award vest on each of the following dates: 5/31/2011, 5/31/2012 and 5/31/2013.
2/26/2009	50% of the award vested on 3/1/2011 and 50% vests on 3/1/2012.
3/1/2009	50% of the award vested on 3/1/2011 and 50% vests on 3/1/2012.
3/4/2010	One third vested on 3/4/2011 and one-third vests on each of the following dates: 3/4/2012 and 3/4/2013.
(2)
This column includes restricted share awards. The value is calculated by multiplying the number of shares subject to vesting or issuable by $34.95, the closing price of our common shares on the NYSE on December 31, 2010.

(3)
This column includes PSU awards. The PSUs have a performance period beginning on the grant date and concluding on the earlier of: (1) the date that is three years from the grant date; (2) the date of termination by the Company without cause, the death or disability of the executive or the constructive discharge of the executive (collectively, "qualified termination"); or (3) the date of a sale event. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement. The amount reported in this column represents the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance, including the effect of aggregate dividends declared through December 31, 2010.

(4)
This column includes PSU awards. The value is calculated by multiplying the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance, as reported in the previous column, by $34.95, the closing price of our common shares on the NYSE on December 31, 2010.

Option Exercises and Stock Vested in 2010

        The table below provides information about the value realized on options exercised and restricted shares vesting during 2010 for the named executive officers.

	Option Awards		Restricted Share Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Randall M. Griffin	30,000	$767,032	76,939	$2,873,145
Roger A. Waesche, Jr.	50,000	1,187,630	41,354	1,540,591
Stephen E. Riffee	—	—	23,356	866,147
Wayne H. Lingafelter	—	—	5,308	198,140
Karen M. Singer	4,000	104,124	15,431	574,225

(1)
Value realized on options exercised is calculated by multiplying the difference between the option exercise price and the common share price upon exercise of options by the number of common shares underlying the options.

(2)
Value realized on vesting of restricted shares is calculated by multiplying the average of the high and low common share prices, as reported by the NYSE on the vesting date, by the number of shares vesting.

Nonqualified Deferred Compensation

        The following table shows the contributions, earnings and account balances for the named executive officers in the Company's nonqualified deferred compensation plan:

Named Executive	Executive Contributions in 2010(1)	Aggregate Earnings in 2010(2)	Aggregate Balance at 12/31/10(3)
Randall M. Griffin	$209,784	$345,945	$2,445,603
Roger A. Waesche, Jr.	39,173	159,251	931,983
Stephen E. Riffee	10,000	9,093	86,894
Wayne H. Lingafelter	—	—	—
Karen M. Singer	128,019	63,889	509,036

(1)
The amounts in this column include amounts reflected in the Summary Compensation Table in the salary column, as well as non-equity incentive plan compensation paid in 2010 for 2009.

(2)
The amounts in this column reflect aggregate earnings on participant-directed investments. The nonqualified deferred compensation plan does not pay above-market interest rates.

(3)
The table below sets forth the portions of the amounts included in this column that were reported in the Summary Compensation Table appearing in the Company's proxy statements in this year or in prior years:

	Amounts Reported as Compensation
Named Executive	Current Year	Prior Years	Total
Randall M. Griffin	$53,934	$1,912,847	$1,966,781
Roger A. Waesche, Jr.	39,173	499,728	538,901
Stephen E. Riffee	10,000	63,555	73,555
Karen M. Singer	49,269	400,836	450,105

Potential Payments on Termination, Change in Control, Death or Disability

        The employment agreement of Mr. Griffin provides for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or Mr. Griffin's employer:

  •
  in the event of termination by us without cause or by Mr. Griffin based upon constructive termination, payment equal to his base annual salary multiplied by three plus the average of his three most recent annual incentive awards multiplied by three;

  •
  in the event of a change in control of the Company or Mr. Griffin's employer, payment equal to his base annual salary multiplied by the number of years then remaining in the employment agreement term (but not less than three years) plus the average of his three most recent annual incentive awards multiplied by the number of years then remaining in the employment agreement term (but not less than three years);

  •
  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares subject to time-based vesting with the right to exercise options for up to 18 months following termination;

  •
  vesting of performance based awards in accordance with the terms of the applicable award agreements; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        The employment agreement of Mr. Waesche provides for the following severance package in the event of (1) termination by us without cause or by Mr. Waesche based upon constructive termination or (2) a change in control of the Company or Mr. Waesche's employer:

  •
  payment equal to his base annual salary multiplied by three;

  •
  payment equal to the average of his three most recent annual incentive awards multiplied by three;

  •
  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares subject to time-based vesting with the right to exercise options for up to 18 months following termination;

  •
  vesting of performance based awards in accordance with the terms of the applicable award agreements; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        The employment agreements of Mr. Riffee and Mr. Lingafelter provide for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or the executive's employer:

  •
  payment equal to his base annual salary multiplied by three;

  •
  payment equal to the average of his three most recent annual incentive awards multiplied by three;

  •
  perquisites and benefits for 12 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares subject to time-based vesting with the right to exercise options for up to 18 months following termination;

  •
  vesting of performance based awards in accordance with the terms of the applicable award agreements; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        Under the employment agreements, a termination by us without cause is termination of employment for any reason other than (1) expiration of the term of the executive's employment agreement or any renewal term; (2) termination upon disability; or (3) a "for-cause" termination. A "for-cause" termination is the termination of employment by us on the basis or as a result of (1) a violation by the executive of any applicable law or regulation respecting the Company's business; (2) the executive's conviction of a felony or any crime involving moral turpitude; (3) any act of dishonesty or fraud, or the executive's commission of an act which in the opinion of the Board disqualifies the executive from serving as an executive or Trustee; (4) the willful or negligent failure of the executive to perform his duties under the employment agreement, which failure continues for a period of 30 days after written notice thereof is given to the executive; or (5) a violation of any provision of the Company's Code of Business Conduct and Ethics by the executive.

        Under the employment agreements, constructive termination is termination initiated by the executive upon such executive being "constructively discharged" by us, which means the occurrence of any of the following events (not in connection with a "for-cause" termination): (1) the executive is not re-elected to, or is removed from, his or her position, other than as a result of the executive's election or appointment to positions of equal or superior scope and responsibility; (2) the executive shall fail to be vested by the Company with the powers, authority and support services normally attendant to any of said offices; (3) the Company notifies the executive that the employment of the executive will be terminated or materially modified in the future or that the executive will be constructively discharged in the future; (4) the Company changes the primary employment location of the executive to a place that is more than 50 miles from the primary employment location as of the date of the employment agreement; or (5) the Company otherwise commits a material breach of its obligations under the employment agreement.

        Under the employment agreements, a change in control means the occurrence of any of the following during the term of the employment agreement: (1) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company or the executive's employer; (2) the consummation of: (a) a merger or consolidation of the Company or the executive's employer, if the shareholders of the Company or the employer of the executive immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company or the executive's employer outstanding immediately before such merger or consolidation; or (b) the sale or other disposition of all or substantially all of the assets of the Company or the employer of the executive; or (3) approval by the shareholders of the Company or the employer of the executive of a complete or substantial liquidation or dissolution of the Company or the employer of the executive.

        In the event of death or disability, the employment agreements provide for the full vesting of all options and restricted shares subject to time-based vesting granted to executive officers under any stock plan or similar program. Vesting of performance based awards is in accordance with the terms of the applicable award agreements.

        The table below reflects the payments that may be made to the named executive officers pursuant to the provisions discussed above, assuming that the termination event described occurred on December 31, 2010.

Name	Cash Severance Payments(1)	Continuation of Medical/ Welfare Benefits(2)	Value of Restricted Share Vestings(3)	Parachute Excise Tax Gross-Up Payment(4)	Total Termination Benefits
Randall M. Griffin
Premature/Constructive Termination	$5,818,501	$57,154	$4,861,545	$—	$10,737,200
Change in Control	$5,818,501	$57,154	$4,861,545	$—	$10,737,200
Death or Disability	$—	$—	$4,861,545	$—	$4,861,545
Roger A. Waesche, Jr.
Premature/Constructive Termination	$3,325,000	$63,064	$2,579,205	$—	$5,967,269
Change in Control	$3,325,000	$63,064	$2,579,205	$—	$5,967,269
Death or Disability	$—	$—	$2,579,205	$—	$2,579,205
Stephen E. Riffee
Premature/Constructive Termination	$2,611,000	$31,532	$2,740,639	$—	$5,383,171
Change in Control	$2,611,000	$31,532	$2,740,639	$1,181,893	$6,565,064
Death or Disability	$—	$—	$2,740,639	$—	$2,740,639
Wayne H. Lingafelter
Premature/Constructive Termination	$1,928,066	$31,532	$811,015	$—	$2,770,613
Change in Control	$1,928,066	$31,532	$811,015	$842,053	$3,612,666
Death or Disability	$—	$—	$811,015	$—	$811,015
Karen M. Singer
Premature/Constructive Termination	$—	$—	$908,246	$—	$908,246
Change in Control	$—	$—	$908,246	$—	$908,246
Death or Disability	$—	$—	$—	$—	$—

(1)
Cash payments due to the named executive officers upon separation from service within the meaning of Section 409A of the Code would be considered deferred compensation, and as such shall not be payable until the date that is the earlier of: (a) the executive's death; or (b) the later of (i) six months and one day after the executive's separation from service or (ii) March 16, 2012.

(2)
These benefits were computed based on the monthly medical and welfare benefits, auto allowances, and financial planning allowances for the named executive officers as of December 31, 2010 multiplied by the number of months over which such benefits are to continue beyond such executives' employment termination.

(3)
Value on restricted share vestings is calculated by multiplying the number of shares subject to vesting as of December 31, 2010 by $34.95, the closing price of our common shares on the NYSE on December 31, 2010.

(4)
The gross-up payments do not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The amounts in the table are based on an excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 5.75% for Mr. Riffee and 6.25% for Mr. Lingafelter. While the employment agreements of Mr. Griffin and Mr. Waesche provide for reimbursement of parachute excise taxes and related tax gross-ups, we determined that no excise taxes were due for such executives in the periods used in the computation.

Proposal 2—Non-Binding, Advisory Vote on Executive Compensation

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission's rules. This is commonly known as, and is referred to herein as, a "say-on-pay" proposal or resolution.

        Our compensation programs are designed to clearly link annual and long-term financial results and shareholder return to executive rewards. The majority of each executive's pay is tied directly to goal achievement; this pay for performance approach ensures that the financial interests of our executives are aligned with those of our shareholders. Please refer to the section entitled "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2010.

        The Compensation Committee annually reviews all elements of our compensation program for named executive officers to ensure its alignment with our philosophy and corporate governance approach, including its effectiveness in aligning the financial interests of our executives with those of our shareholders. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing shareholders with the opportunity to approve the following non-binding, advisory resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, including the section entitled "Compensation Discussion and Analysis," compensation tables and narrative discussion, is hereby APPROVED."

        The Board recommends a vote "FOR" the approval of this resolution.

        We are asking our shareholders to indicate their support for our named executive officers' compensation as described in this proxy statement. This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission.

Vote Required; Effect of Vote

        The affirmative vote of a majority of the votes cast on this proposal will be required for approval.

        The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on us or the Compensation Committee. However, the Compensation Committee does value the opinions of our shareholders and will take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

 Proposal 3—Non-Binding, Advisory Vote on Frequency of Future Non-Binding,
Advisory Votes on Executive Compensation

        The Dodd-Frank Act enables our shareholders to vote to approve, on a non-binding, advisory basis, how frequently we will submit say-on-pay proposals to our shareholders in the future. Our shareholders will have the following three alternatives to choose from: (1) every year ("1 year" on the proxy card), (2) every two years ("2 years" on the proxy card) or (3) every three years ("3 years" on the proxy card). In addition, shareholders may choose to abstain from voting on this proposal.

        The Board recommends a vote for a frequency of EVERY YEAR ("1 year" on the proxy card) with respect to this proposal.

        The Board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to shareholders every year is preferable. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee re-evaluates the compensation of our named executive officers annually. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide us with the clearest and most timely feedback of the three options. This feedback will be considered by the Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to shareholders on an annual basis is not expected to impose any substantial additional costs on us.

Vote Required; Effect of Vote

        In order for any of the three alternatives set forth above to be approved, it must receive a majority of the votes cast on this proposal. By selecting one of these alternatives, shareholders are voting to approve their chosen alternative and are not voting to approve or disapprove of the Board's recommendation. Because there are three alternatives, it is possible that none of the three alternatives will receive a majority of the votes cast. However, shareholders will still be able to communicate their preference with respect to this vote by choosing from among these three alternatives. In addition, shareholders may choose to abstain from voting on this proposal. The vote on this proposal is advisory. Although non-binding, the Board does value the opinions of our shareholders and will take the results of the vote on this proposal into account in its decision regarding the frequency with which we submit future say-on-pay proposals.

Report of the Audit Committee

        The Audit Committee of Corporate Office Properties Trust's Board is comprised of the four Trustees named below. Each of the Trustees meets the independence and experience requirements of the NYSE and satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. The Board has determined that Kenneth D. Wethe is an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee adopted and the Board approved, a charter outlining the Audit Committee's practices. A copy of the charter is available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Audit Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Audit Committee's charter, such modifications will be reflected on the Company's Internet website.

        Management is responsible for the Company's financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's consolidated financial statements with generally accepted accounting principles, the fairness of the presentation of the Company's financial statement schedule and the effectiveness of the Company's internal control over financial reporting. The Company's internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and identifying opportunities to assist in improving the Company's operations. The role of the Audit Committee is to oversee these activities.

        Management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, the internal audit function and the independent registered public accounting firm at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company's internal control over financial reporting, and represented to the Audit Committee that the Company's internal control over financial reporting was effective as of December 31, 2010 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee also reviewed Management's Report on Internal Control over Financial Reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm's Report of Independent Registered Public Accounting Firm (included in the Company's Annual Report on Form 10-K). The Report of Independent Registered Public Accounting Firm related to the audit of: (1) the consolidated financial statements and financial statement schedule included in Form 10-K; and (2) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2011.

        The Audit Committee met with the Company's accounting and financial management team, the internal audit function and the independent registered public accounting firm to review the Company's annual and quarterly periodic filings containing annual and quarterly consolidated financial statements prior to the Company's submission of such filings to the Securities and Exchange Commission. In addition, the Audit Committee met with the internal audit function and with the independent registered public accounting firm without the presence of management.

        Management represented to the Audit Committee that the Company's consolidated financial statements for the year ended December 31, 2010 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, which addresses communication between audit committees and independent registered public accounting firms. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Public Company Oversight Board Rule 3526, which addresses independence discussions between auditors and audit committees. The Audit Committee also held discussions with the independent registered public accounting firm regarding their independence from the Company and its management and considered whether the independent registered public accounting firm's provision of audit and non-audit services provided to the Company during 2010 was compatible with maintaining the registered public accounting firm's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the year ended December 31, 2010 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. This report is provided by the following independent Trustees, who constitute the Audit Committee.

                      AUDIT COMMITTEE

                      Kenneth D. Wethe, Chair
                      Robert L. Denton
                      David M. Jacobstein
                      Steven D. Kesler

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

        PricewaterhouseCoopers LLP ("PwC") served as our independent registered public accounting firm for the years ended December 31, 2010 and 2009. PwC also provided the Company with other auditing and advisory services. We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our independent registered public accounting firm. As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC's independence and objectivity. In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC's proposed cost for providing such services.

        The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC. Specifically, management contacts the Audit Committee Chair regarding the potential need for a service from PwC. PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee. Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chair. The Audit Committee Chair then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter. The Audit Committee has delegated pre-approval authority to the Chair for certain audit-related services. All fees paid to PwC in 2010 were approved by the Audit Committee in accordance with this policy.

        For the years ended December 31, 2010 and 2009, we incurred the approximate fees and expenses set forth below with PwC:

	2010	2009
Audit fees(1)	$914,334	$845,480
Audit-related fees(2)	89,633	60,425
Tax fees(3)	130,650	227,628

Total	$1,134,617	$1,133,533

(1)
Audit fees include fees billed for services rendered in connection with audits of (i) our consolidated financial statements and financial schedule included in Form 10-K and (ii) the effectiveness of the Company's internal control over financial reporting, as well as reviews of quarterly consolidated financial statements included in Forms 10-Q. These fees totaled $775,834 in 2010 and $754,372 in 2009. Audit fees also include issuances of comfort letters on filings associated with offerings and consents on registration statements.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above. This category includes fees for the audit of financial statements of our employee retirement savings plan and certain acquired properties and consulting on financial accounting and reporting.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, tax planning and services in connection with technology used for tax compliance in 2010 and 2009.

None of the fees reflected above were approved by the Audit Committee pursuant to the "de-minimis exception" in Rule 2-01 of Regulation S-X.

        We expect that PwC will serve as our independent registered public accounting firm for 2011, though we have asked that our shareholders ratify PwC's service as discussed under Proposal 4 below. We expect that a representative of PwC will be present at the 2011 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

Proposal 4—Ratification of the Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Directors has selected and appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011. Although ratification by shareholders is not required by law or by our Bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

        The Board recommends a vote "FOR" approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

 Equity Compensation Plan Information

        The table below provides information as of December 31, 2010 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	1,188,284	$33.07	3,809,275	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	1,188,284	$33.07	3,809,275

(1)
Represents awards available to be issued under the Amended and Restated 2008 Omnibus Equity and Incentive Plan; the Plan provides for a maximum of 5,900,000 of the Registrant's common shares of beneficial interest to be issued in the form of share options, share appreciation rights, deferred share awards, restricted share awards, unrestricted share awards, performance shares, dividend equivalent rights and other equity-based awards and for the granting of cash-based awards.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders. Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2010, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis.

Code of Ethics; Review and Approval of Related Party Transactions

        The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers. These codes of ethics documents are available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Company's Internet website address is www.copt.com. We intend to make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments or waivers. In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to our Vice President, Investor Relations at ir@copt.com or at our mailing address.

        Our Code of Business Conduct and Ethics mandates that the Audit Committee must review and approve any "related party transaction," as defined by relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee will consider all relevant factors, including, among others, our business rationale for entering into the transaction, any potential alternatives to entering into the transaction, whether the transaction is on terms that would be comparable to those available to third parties and the overall fairness of the transaction to the Company.

        In general, either management or the affected Trustee or executive officer will bring the matter to the attention of either the chairman of the Audit Committee or our Senior Vice President, Secretary and General Counsel. If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CORPORATE OFFICE PROPERTIES TRUST M32900-P07640 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. Approval, on a Non-Binding, Advisory Basis, of Named Executive Officer Compensation. 3. Vote, on a Non-Binding, Advisory Basis, on Frequency of Future Votes on Named Executive Officer Compensation. 4. Ratification of the Appointment of Independent Registered Public Accounting Firm. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 01) Jay H. Shidler 02) Clay W. Hamlin, III 03) Thomas F. Brady 04) Robert L. Denton 05) Randall M. Griffin 1. Election of Trustees Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Trustees recommends that you vote "FOR" the listed nominees: 0 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 1 Year 2 Years 3 Years Abstain The Board of Trustees recommends you vote "FOR" Proposals 2 and 4 and "1 YEAR" for Proposal 3. For Against Abstain 06) Elizabeth A. Hight 07) David M. Jacobstein 08) Steven D. Kesler 09) Richard Szafranski 10) Kenneth D. Wethe For Against Abstain 0 0 0 0 0 0 CORPORATE OFFICE PROPERTIES TRUST INVESTOR RELATIONS 6711 COLUMBIA GATEWAY DRIVE, SUITE 300 COLUMBIA, MD 21046

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CORPORATE OFFICE PROPERTIES TRUST Annual Meeting of Shareholders May 12, 2011 9:30 AM This proxy is solicited by the Board of Trustees This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 12, 2011. The common shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 4 and "1 YEAR" for Proposal 3. By signing the proxy, you revoke all prior proxies and appoint Randall M. Griffin and Roger A. Waesche, Jr., and each of them acting in the absence of the other, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M32901-P07640 Continued and to be signed on reverse side